Exhibit 10.1

Dated  November 14, 2024

Shareholders’ Agreement

between

Bel Power Solutions s.r.o

as Shareholder

FF3 Holdings, LP.

as Shareholder

Enercon Technologies Ltd.

as Company

1. Interpretation	1
2. The Business of the Company	7
3. Director Appointments	8
4. Option Protection Matters	8
5. Limited Activities	9
6. Finance	10
7. Shareholder Loans	10
8. Access to Information	11
9. Registration Rights	12
10. Dividend Policy	24
11. Transfer Events	24
12. Initial Call Option	26
13. Deferred Closing Options	27
14. Optionholders and Warrant Holder	30
15. Expert	30
16. Fair Value	31
17. Termination and Liquidation	32
18. Completion of Share Transfers	32
19. Effect of Deed of Adherence	33
20. Anti‑Bribery and Improper Payments	34
21. Incorporation and Authority	35
22. Conflict with Articles	35
23. Confidentiality	35
24. Announcements	36
25. Assignment	36
26. Further Assurance	36
27. Entire Agreement	37
28. Severance and Validity	37
29. Variations	37
30. Amendments, Remedies and Waivers	37
31. Third Party Rights	38
32. Costs and Expenses	38
33. Notices	38
34. No Partnership or Agency	39
35. Counterparts	40

This Deed is made on November 14, 2024

Between:

1.	Bel Power Solutions s.r.o, a company organized under the laws of the Slovak Republic (the “BF Party”);

2.	FF3 Holdings, LP., a a limited partnership formed under the laws of the Cayman Islands (the “FF Party”); and

3.	Enercon Technologies Ltd., a company organised under the laws of the State of Israel (the “Company”).

Whereas:

A.

As at the date of this Agreement, the BF Party is the holder of eighty percent (80%) of the issued share capital of the Company, and the FF Party is the holder of approximately eighteen percent (18%) of the issued share capital of the Company.

B.	The BF Party and FF Party have agreed to enter into this Agreement in order to govern their relationship as shareholders in the Company and the management and the affairs of the Company.

It is agreed:

1.	Interpretation

1.1	In this Agreement:

●	2026 EBITDA” has the meaning given to such term in the Share Purchase Agreement;

●	Acceleration Event” has the meaning given in Clause 13.13;

●	Additional Funding” has the meaning given in Clause 6 (Finance);

●	“Affiliate” has the meaning given to such term in the Share Purchase Agreement;

●	Agents” means, in relation to a person, that person’s (and members of its Shareholder Group’s) directors, officers, employees, advisers, agents, lenders and representatives;

●

Anti-Bribery Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) Sections 291 and 291A of the Israeli Penal Law, 1967, (iv) any applicable laws promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997, (v) the (Indian) Prevention of Corruption Act, 1988 and the (Indian) Prevention of Money Laundering Act, 2002 and (vi) any other applicable laws relating to bribery or corruption, including books and records offences relating directly or indirectly to a bribe;

●	Articles” means the articles of association of the Company, as amended from time to time;

●	Associated Person” has the meaning given in Clause 20.1;

●	Board” means the board of Directors as constituted from time to time;

●	Business” has the meaning given in Clause 2.1;

●

Business Day” means any day other than a Friday, Saturday, Sunday or a day on which banking institutions located in Tel Aviv, Israel or in the State of New York, are authorized or required by law or other governmental action to close;

●	Cash” has the meaning given to such term in the Share Purchase Agreement (excluding the effect of clauses 2.1 to 2.4 of the SPA Amendment);

●	Closing” has the meaning given to such term in the Share Purchase Agreement;

●	Closing Date” has the meaning given to such term in the Share Purchase Agreement;

●	Chairman” means the chairman from time to time of the Board;

●	Company” has the meaning given in the Parties clause;

●	Company Options” has the meaning given in the Share Purchase Agreement

●	Company Warrantholder” means the holder of the Remaining Warrant.

●	Company Vested Optionholders” means any holder of Vested Company Options.

●

Continuing Provisions” means Clause 1 (Interpretation), Clause 17 (Termination and Liquidation), Clause 23 (Confidentiality), Clause 24 (Announcements), Clause 25 (Assignment), Clause 27 (Entire Agreement), Clause 28 (Severance and Validity), Clause 29 (Variations), Clause 30 (Amendments, Remedies and Waivers), Clause 31 (Third Party Rights), Clause 32 (Costs and Expenses), Clause 33 (Notices), Clause 34 (No Partnership or Agency) and Clause 36 (Governing Law and Jurisdiction), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 17 (Termination and Liquidation) without limit in time;

●	Control” means, in relation to a person:

a.	holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person; or

b.

having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person; or

c.	having directly or indirectly the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise,

and:

i.	the terms “Controlling” and “Controlled” shall be construed accordingly; and

ii.

a “Change of Control” shall occur if a person who has Control of a corporation ceases to do so or if another person acquires Control of it, in each case other than any reorganisation which does not give rise to a change of the person ultimately Controlling such corporation;

“Covered Employees” has the meaning given in Clause 5.1;

●	Deed of Adherence” means a deed of adherence substantially in the form set out in Schedule 1 (Form of Deed of Adherence);

●	Defaulting Shareholder” has the meaning given in Clause 11.2;

●	Deferred Call Beneficiary” has the meaning given in Clause 13.1.

●	Deferred Call Exercise Notice” has the meaning given in Clause 13.5;

●	Deferred Call Obligor” has the meaning given in Clause 13.1;

●	Deferred Call Option” has the meaning given in Clause 13.1;

●	Deferred Call Shares” has the meaning given in Clause 13.1;

●	Deferred Closing” has the meaning given in Clause 13.10;

●	Deferred Closing Date” has the meaning given in Clause 13.9;

●	Deferred Closing Price” has the meaning given in Clause 13.8;

●

Deferred Exercise Period” means the period from 1 January 2027 to and including 31 March 2027; provided, however, that where 2026 EBITDA has not been agreed or determined in accordance with the Share Purchase Agreement before 1 March 2027, the Deferred Exercise Period shall continue until 20 Business Days after the date on which 2026 EBITDA is agreed or determined in accordance with the Share Purchase Agreement;

●	Deferred Put Beneficiary” has the meaning given in Clause 13.2;

●	Deferred Put Exercise Notice” has the meaning given in Clause 13.6;

●	Deferred Put Obligor” has the meaning given in Clause 13.2;

●	Deferred Put Option” has the meaning given in Clause 13.2;

●	Deferred Put Shares” has the meaning given in Clause 13.2;

●	Director” means a director of the Company appointed by the FF Party (an “FF Director”) or the BF Party (an “BF Director”) from time to time;

●

Disclosure Package” means, with respect to any offering of securities, (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

●

Disposal” means, in relation to a Share, a sale, assignment, transfer, grant of any Encumbrance or declaration of trust over, or other disposal, or grant to any person, of any right or interest in, that Share, and/or in any of the economic or voting rights in relation to decisions of Shareholders or of the Board attached to or derived from that Share, or any agreement (whether conditional or otherwise) to carry out any of the above actions and “Disposing” shall be construed accordingly;

●	EBITDA” has the meaning given to such term in the Share Purchase Agreement;

●

Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above;

●

Expert” means an independent reputable firm of international accountants of appropriate expertise in valuing companies in the same industry as, or a similar industry to, that of the Company and which has no pre-existing and continuing material relationship with the Company or any Significant Shareholder;

●	Fair Value” means the value of any Shares as agreed between the parties or as determined in accordance with Clause 16 (Fair Value);

●	Financial Year” means a period of twelve (12) months ending on 31 December;

●	Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

●

Full Title” means, in relation to a Disposal of Shares under this Agreement, that the selling Shareholder shall transfer or procure the transfer of, and confirm that it has the right to transfer or procure the transfer of, legal and beneficial title of the Shares, free from Encumbrances;

●	Indebtedness” has the meaning given to such term in the Share Purchase Agreement (excluding the effect of clauses 2.1 to 2.4 of the SPA Amendment).

●	Initial BF Call Option” has the meaning given in Clause 12.1;

●	Initial BF Call Option Exercise Period” means the period from and including the Closing Date to and including 28 February 2025;

●	Initial BF Call Option Price” has the meaning given in Schedule 2;

●	Initial Call Beneficiary” has the meaning given in Clause 12.1;

●	Initial Call Closing Date” has the meaning given in Clause 12.6;

●	Initial Call Exercise Notice” has the meaning given in Clause 12.3;

●	Initial Call Obligor” has the meaning given in Clause 12.1;

●	Initial Call Shares” has the meaning given in Clause 12.1;

●	JV Group” means the Company and the JV Subsidiaries from time to time;

●	JV Group Company” means any of the Company or any JV Subsidiary;

●	JV Subsidiary” means any direct or indirect subsidiary of the Company from time to time and “JV Subsidiaries” shall mean all or some of such subsidiaries of the Company (as the context requires);

●	Lenders” has the meaning given in Clause 25;

●	Loan Offer” has the meaning given in Clause 7.2;

●

Loss” or “Losses” means any and all losses, liabilities, actions and claims, including charges, surcharges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses including, in each case, all related Taxes;

●	New Party” has the meaning given in Clause 19.1;

●	Net Working Capital” has the meaning given to such term in the Share Purchase Agreement (excluding the effect of clauses 2.1 to 2.4 of the SPA Amendment).

●	Nominating Shareholder” means, in relation to a BF Director, the BF Party and, in relation to an FF Director, the FF Party;

●	Non-Defaulting Shareholder” has the meaning given in Clause 11.2;

●	“Notice” has the meaning given in Clause 33.1;

●	Notice of Transfer Event” has the meaning given in Clause 11.2;

●	Notice to Buy” has the meaning given in Clause 11.6;

●	Notice to Sell” has the meaning given in Clause 11.6;

●	Official” has the meaning given in Clause 20.1(b)(iii);

●	Ongoing Shareholder” has the meaning given in Clause 17.3;

●	Option Protection Matters” has the meaning given in Clause 4.1;

●	Original FF Directors” has the meaning given in Clause 3.1;

●

Original Seller” shall mean (A) any Seller as defined in the Share Purchase Agreement, and (B) any other Person who was a holder of Company Options and became a Shareholder of the Company by exercising such Company Options following the Closing (solely with respect to Shares held by such person as a result of such exercise);

●	Party” means a party to this Agreement from time to time;

●	Paying Agent” means ESOP Trust & Management Services Ltd. (or such other paying agent as may be agreed between the BF Party and the FF Party);

●	Purchaser” has the meaning given in Clause 18.2;

●	Related Persons” has the meaning given in Clause 27.4;

●	Relevant Party’s Group” means, in relation to a Party, any persons Controlling, Controlled by, or under common Control with, such Party from time to time;

●	Relevant Shares” has the meaning given in Clause 16.1;

●	Remaining Warrant” means the warrant granted at Closing to Tmura in relation to the Remaining Warrant Shares;

●	Remaining Warrant Shares” means 3,000 ordinary shares of the Company issuable upon the exercise in full of the Remaining Warrant.

●	Requisite Consents” means requisite third party consents and regulatory approvals which are both mandatory and in respect of which the related notification has suspensory effect;

●

Respective Proportion” means, in relation to a Shareholder, the proportion (expressed as a percentage) which the number of Shares held by it bears to the total number of Shares in issue from time to time;

●	Restricted Person” means any person who:

a.

declines or fails to provide the Company (for itself and on behalf of the other Shareholders) with such evidence as the Company requires for regulatory and compliance purposes in order to satisfy itself as to the identity of all persons proposed to have an interest in Shares;

b.	is listed in any Sanction List;

c.	is incorporated in (or is Controlled by entities that are incorporated in) a Sanctioned Jurisdiction; and/or

d.

the Board believes to be a person with whom a financial institution subject to the laws and regulations of Israel and/or the United States would be acting reasonably in declining to enter into a client relationship with such person only on the basis of prevailing know-your-customer, sanctions, financial crime or other comparable legal or regulatory restrictions;

●	Sale Shares” has the meaning given in Clause 11.4;

●	Sanctioned Jurisdiction” means a country or territory:

a.	that is listed in a Sanction List; and/or

b.

in respect of which there is some form of financial or economic limitation on other persons or countries dealing with or making payments or deliveries to or receiving payments or deliveries from such country or territory, in terms of the applicable law;

●

Sanction List” means any of the sanction lists of Israel, HM Treasury in the United Kingdom, the Bank of England, the European Union, the Office of Foreign Asset Control in the United States of America and/or the United Nations Security Council (each as amended, supplemented or substituted from time to time);

●	Seller” has the meaning given in Clause 18.2;

●	Shareholder” means the BF Party and FF Party and any holder from time to time of Shares in the Company;

●	“Shareholder Group” means, in relation to a Party which is a Shareholder, any persons Controlling, Controlled by, or under common Control with, such Shareholder from time to time;

●	Shareholder Loans” means any loans advanced to the Company by any Shareholder for the purposes of Clause 7 (Shareholder Loans);

●	Shareholder Transfer” has the meaning given in Clause 18.1;

●	Share Purchase Agreement” means the share purchase agreement entered into on or around 19 September 2024 between, among others, the BF Party and the FF Party;

●	Shares” means the shares in the capital of the Company in issue from time to time;

●	Shortfall Funding” has the meaning given in Clause 7.3;

●	Significant Shareholder” means any Shareholder holding, together with any members of its Shareholder Group, more than ten percent (10%) of the Shares;

●	SPA Amendment” means the amendment to the Share Purchase Agreement entered into on or around 11 November 2024 between the parties thereto;

●

Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, fees, imports, duties, imposts, contributions and levies, withholdings and deductions, in each case whether of Israel, the United States or elsewhere and whenever imposed and all related penalties, charges, surcharges, sanctions, costs and interest;

●	Terminating Shareholder” has the meaning given in Clause 17.3;

●	Third Party Purchaser” means a bona fide third party purchaser who is not a Restricted Person;

●

Transaction Documents” means this Agreement, the Share Purchase Agreement, and the other documents defined in the Share Purchase Agreement as “Transaction Documents”, and “Transaction Document” shall mean any one of them; and

●	Transfer Event” means in relation to a Party, any event specified in Clause 11.1 which occurs in relation to that Party.

●

Vested Company Options” means Company Options that were, as of the Closing, and are as of Initial Call Closing Date or Deferred Call Closing Date (as applicable), unexpired, unexercised, vested (after giving effect to any existing acceleration provision or accelerated vesting authorized by resolution of the Board of Directors of the Company prior to Closing) and in the money.

●

102 Trustee” means ESOP Management and Trust Services Ltd. (or such other person as may be agreed between the BF Party and the FF Party), acting as the trustee appointed by the board of directors of the Company in accordance with the provisions of Section 102 and approved by the Israel Tax Authority.

1.2.	The expression “in the agreed terms” means in the form agreed between the Parties and initialled for the purposes of identification by or on behalf of each of them.

1.3.	Any reference to “writing” or “written” means any method of reproducing words in a legible and non‑transitory form (including, for the avoidance of doubt, email).

1.4.	References to “include” or “including” are to be construed without limitation.

1.5.	References to a “company” include any company, corporation or other corporation wherever and however incorporated or established.

1.6.

References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7.

The date or the date of service of a notice or other communication given under the provisions of this Agreement shall be the date on which the recipient of the notice shall be deemed to have received it in accordance with Clause 33 (Notices).

1.8.	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9.	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10.	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.11.

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.12.	The expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the JV Group (including in nature and scope) from time to time.

1.13.	This Agreement shall be binding on and be for the benefit of the successors of the Parties.

2.	The Business of the Company

2.1.

The Parties agree, and each Shareholder shall procure, that the business of the Company and the JV Group (the “Business”) shall be such business as is carried out by the JV Group as at the date of this Agreement, or such other business as may be agreed in writing by the Board from time to time, subject to the provisions of this Agreement relating to Option Protection Matters.

2.2.

Each Shareholder shall use its reasonable endeavours to promote and develop the Business to the best advantage of the Company from time to time but for the avoidance of doubt excluding any obligation to incur material expenditure save as expressly provided under the terms of this Agreement or any other Transaction Document. Each Party shall act in good faith towards the other Parties in order to promote the success of the JV Group.

2.3.

From the date of this Agreement until the expiry of the Deferred Exercise Period (or where the Deferred Put Option or Deferred Call Option has been exercised, prior to the Deferred Closing Date), the business of the Company shall be operated by the Company and the JV Subsidiaries, as close as possible to a stand-alone entity.

3.	Director Appointments
3.1.

There shall be a minimum of five (5) Directors on the Board. The BF Party shall have the right to appoint, retain, remove and replace up to three (3) Directors and in any event a majority of the Directors. Subject to Clause 3.2, the FF Party shall have the right to appoint, retain, remove and replace up to two (2) Directors, who shall be partners or senior employees of the FF Party. The Directors appointed by FF Party shall at the date of this Agreement be Shmoulik Barashi and Yochai Hacohen (the “Original FF Directors”). Each Shareholder shall use its votes as shareholder in the Company to ensure that the Board is constituted in accordance with the provisions of this Agreement.

3.2.

The FF Party shall at all times ensure that any Director appointed by it to replace an Original FF Director shall have knowledge of the Business equivalent to that of the Original FF Directors, and shall not replace the Directors appointed by it except with the consent of the BF Party (not to be unreasonably withheld or delayed).

3.3.

Where a Director is removed by his Nominating Shareholder or otherwise vacates office as a Director, the Nominating Shareholder shall indemnify and hold the Company harmless from and against all Losses suffered or incurred in respect of, arising out of, or in any way connected with the Director’s removal or vacation from office.

3.4.

The FF Party acknowledges that information which it or the FF Directors receives may constitute material non-public information which is subject to legal restrictions under applicable securities laws. The FF Party shall, and shall procure that all FF Directors shall, comply with applicable securities laws, including abstaining from dealing in any securities of Bel Fuse Inc. or from disclosing any material non-public information to third parties, in each case without the prior consent of Bel Fuse Inc., and, if such are provided to the FF Directors by the Board, review, agree and adhere to the policies of Bel Fuse Inc. in relation to the treatment of non-public information and dealing in Bel Fuse Inc. securities (or other similar protocols implemented from time to time for the purposes of ensuring compliance with applicable securities laws) as they relate to the FF Directors in their capacity as Directors of the JV Group.

4.	Option Protection Matters
4.1.

Subject to Clause 4.4, each Shareholder and the Company shall procure that no action or decision is taken by any of the JV Group Companies in relation to any of the matters contained in Schedule 4 (Option Protection Matters) (the “Option Protection Matters”) without the prior approval in writing of each Significant Shareholder, such approval not to be unreasonably withheld, delayed or denied.

4.2.	A Shareholder may give its approval under Clause 4.1 either in writing or by a vote in favour on a shareholders’ resolution on that matter.

4.3.

In the event that any Shareholder does not give its approval under Clause 4.1 in respect of any Option Protection Matter, the status quo shall, subject to Clause 4.4, prevail in relation to such Option Protection Matter unless and until such approval is given.

4.4.

Notwithstanding the foregoing provisions of this Clause 4, if the BF Party wishes to proceed with an Option Protection Matter solely with respect to capital expenditures to which the FF Party refuses to give its approval, the BF Party may proceed (and permit the JV Group Companies to proceed) with such Option Protection Matter provided that the Deferred Closing Price shall be adjusted to remove any effect (positive and/or negative) on the Deferred Closing Price of proceeding with the Option Protection Matter.

5.	Limited Activities
5.1.

For the duration of this Agreement and until the date that is eighteen (18) months (subject to Clause 5.2) after the FF Party ceases to be a Shareholder, and with respect to subclause 5.2 for the purposes of protecting the goodwill of the Business, the FF Party undertakes not to, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other person, directly or indirectly, in any jurisdiction in which a JV Group Company is operating at the relevant time (or in relation to the application of this Clause after the FF Party ceases to be a Shareholder, at such date of cessation):

a.

solicit or conspire with, or attempt to solicit or conspire with, any employee, contractor, manager, or director of the JV Group, acting in such position as of the date of termination of this Agreement (“Covered Employees”), to terminate or reduce the scope of that person’s engagement or relationship with the JV Group, or be involved in any way in the recruitment or hiring of, or to hire, employ or otherwise engage, any such person for another business, provided, that the foregoing restrictions regarding solicitation shall not apply to (x) general solicitations of employment to the public or general advertising which are not specifically targeted at any Covered Employee; or (y) any individual who is terminated by the Company or the JV Subsidiaries or terminates his employment with the Company or the JV Subsidiaries (and in the absence of any solicitation prior to such termination in violation of this Clause 5.1(a));

b.	solicit, or attempt to solicit, any of the customers or suppliers of the JV Group with respect to the Business to terminate their business relationship with the JV Group; or

c.	divert or attempt to divert any or all of such customers’ or suppliers’ business from the JV Group; or

d.

be engaged as an executive officer, limited liability entity manager or director or in any other managerial, engineering, consulting, development or sales capacity or as an owner, co-owner, or other investor of or in any business that sells power or networking supplies to the defense industry in Israel, and whose product offerings are competitive with the products offered by the JV Group at the relevant time (or in relation to the application of this Clause after the FF Party ceases to be a Shareholder, at such date of cessation);

provided, however, that where the FF Party ceases to be a Shareholder as a result of the BF Party exercising the Initial BF Call Option, the provisions of Clause 5.1 shall remain in force until twenty-four (24) months after the date of such cessation.

5.2.

For the duration of this Agreement and until the date that is three (3) years after the FF Party ceases to be a Shareholder, the FF Party undertakes not to, directly or indirectly, for any reason, own, or invest in the company groups set out in Schedule 5.

5.3.

For the avoidance of doubt, any investment or ownership by an FF Party in any other business which is or becomes an owner, investor or operator of a business which is competitive to the products of the Company, but where the annual revenues from such competitive business are less than USD fifteen (15) million and represent less than five percent (5%) of the total aggregate revenues of such business, then such ownership, investment and/or operation by the FF Party shall not be considered a breach of Clause 5.1 and such FF Party shall not be required to take any action, including to divest itself from such ownership or investment, in connection therewith.

5.4.

The covenants in Clauses 5.1 and 5.2 are severable and separate, and the unenforceability of any specific covenant in this Clause 5 is not intended by either Party to, and shall not, affect the provisions of any other covenant in Clauses 5.1 and 5.2. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Clauses 5.1 and 5.2 are unreasonable, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

5.5.

The FF Party and the BF Party hereby agree that Clauses 5.1 and 5.2 are a material and substantial part of this Agreement, and absent the FF Party entering the restrictions of Clauses 5.1 and 5.2, the BF Party would not have entered into this Agreement (including in particular the grant and/or exercise of any of the put and call options contemplated by this Agreement), or have consummated the transaction contemplated by the Share Purchase Agreement.

5.6.

The FF Party acknowledges that the foregoing restrictions are fair and reasonable. The FF Party also acknowledges that the foregoing geographic and temporal restrictions on competition are fair and reasonable, given the nature and geographic scope of the JV Group’s operations and business.

5.7.

The provisions of this Clause 5 shall apply to any Shareholder, other than the BF Party, which becomes a Shareholder after the date of this Agreement as if references to the FF Party were to such Shareholder.

6.	Finance

The Shareholders shall not be obliged to provide any further funding (“Additional Funding”) to any JV Group Company or to participate in any guarantee or similar undertaking in relation to any JV Group Company. If any JV Group Company requires any Additional Funding, the Board may at its discretion determine whether such Additional Funding shall be provided by way of:  (i) the provision of Shareholder Loans, under which Clause 7 (Shareholder Loans) shall apply; and/or (ii) a loan (or other sources of financing) from third party lenders on arm’s length open market terms. The Parties agree that any external debt financing shall, to the extent possible, be without recourse to, or any security from, the Shareholders. The Parties agree that any Additional Funding in the form of equity shall require the mutual consent of the Shareholders.

7.	Shareholder Loans
7.1.

If the Company raises Additional Funding by means of Shareholder Loans, the Company shall, and each Shareholder shall procure that the Company shall, comply with the procedure and provisions set out in this Clause 7.

7.2.

On any request by the Company to Significant Shareholders to provide Shareholder Loans (a “Loan Offer”), each Significant Shareholder shall have the right to advance an amount of Shareholder Loans up to that Significant Shareholder’s Respective Proportion of the total Shareholder Loans which are being requested by the Company. Each Significant Shareholder shall notify the Company in writing within fifteen (15) Business Days of the date of the Loan Offer of the amount (if any) of Shareholder Loans that it wishes to provide and shall pay the monies in respect of those Shareholder Loans to the account specified in the Loan Offer within ten (10) Business Days of the date of its notice in writing.

7.3.

If a Significant Shareholder does not elect to provide some or all of the Shareholder Loans which it is entitled to provide under Clause 7.2, the Directors shall offer the other Significant Shareholder to provide funding up to the amount of Shareholder Loans not so taken up (the “Shortfall Funding”). Such Significant Shareholder shall, within ten (10) Business Days of receipt of such offer to provide Shortfall Funding from the Company, notify the Company in writing of the amount of Shortfall Funding that it wishes to provide and, the form in which such Shortfall Funding would be provided, being by way of Shareholder Loans, subscription for additional Shares or a combination of both. Such Significant Shareholder shall then provide such Shortfall Funding within ten (10) Business Days of the date of such notice.

7.4.

Shareholder Loans shall accrue interest at a rate equal to the highest interest rate applicable to the Company’s outstanding bank loans and shall not impose any restrictions on the Company or any Shareholder. No Shareholder Loan shall be repaid to the relevant Shareholder prior to the later of (i) the expiry of the Deferred Exercise Period; or (ii) the payment of the full consideration due pursuant to the exercise of the Deferred Call Option or the Deferred Put Option as set forth in Clause 13.

8.	Access to Information
8.1.

Each Shareholder shall procure that the Company and each JV Subsidiary maintains information and records, and provides to each Significant Shareholder such information as is required under the provisions of this Clause 8.

8.2.

The Company shall and shall procure that each JV Subsidiary shall at all times maintain accurate and complete accounting and other financial records, including all corporation Tax computations and related documents and correspondence with any Tax authority in accordance with the requirements of all applicable laws and generally accepted accounting principles applicable to the JV Group.

8.3.	The Company shall supply each Significant Shareholder with information reasonably necessary to keep it properly informed about the business and affairs of the JV Group, including, without limitation:
a.	monthly and quarterly management accounts of the JV Group in such format as the Board may determine from time to time; and

b.	draft accounts of the Company and consolidated accounts of the JV Group in respect of each Financial Year promptly following their approval by the Board.

c.

No later than one hundred and twenty (120) days following the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such year, and statements of income, statement of shareholder’s equity, and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited by a firm of independent certified public accountants, and accompanied by an opinion of such firm, in customary form.

d.

No later than forty-five (45) days following the end of each of the first, second and third fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period, all in reasonable detail.

e.	No later than thirty (30) days prior to the end of each fiscal year of the Company, the Company’s proposed annual budget and operating plan.

8.4.

Monthly Reporting. Within thirty (30) days following the end of each calendar month, the Company shall provide to the members of the Board that were appointed by each of the Significant Shareholders a monthly report from the management of the Company in a form to be determined by the Board.

8.5.

Inspection and Access Rights. The Company shall permit each of the Significant Shareholders, and each of their designated representatives, to (a) no more than once per fiscal quarter, visit and inspect any of the properties of the Company and its subsidiaries during regular business hours and upon reasonable notice, (b) no more than once per fiscal quarter, examine the corporate and financial records of the Company or any of its subsidiaries and make copies thereof or extracts therefrom, and (c) no more than once per fiscal year, meet and discuss with the managers, officers, key employees and independent accountants of the Company or any of its subsidiaries concerning the affairs, finances and accounts of the Company or any of its subsidiaries.

8.6.

The Company shall, as soon as reasonably practicable, comply with any written request made by a Significant Shareholder, to provide any documents, information and correspondence reasonably necessary (at the cost of the Significant Shareholder making the request) to enable the relevant Significant Shareholder to comply with filing, elections, returns or any other requirements of any Tax authority.

8.7.	The BF Party may from time to time make such disclosure of information covered by this Clause 8:
a.	to any member of its Shareholder Group;

b.	in any public disclosures by the BF Party or any member of its Shareholder Group;

c.	to any lender to the Company;

d.	as may be required by law and any regulatory authority to which any Shareholder is subject; and

e.	to the Company’s auditors and/or any other professional advisers of the Company,

in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit.

8.8.	The FF Party may from time to time make such disclosure of information covered by this Clause 8:
a.	to any member of its Shareholder Group;

b.	as may be required by law and any regulatory authority to which any Shareholder is subject;

c.	to the FF Party’s auditors and/or any other professional advisers.

9.	Registration Rights
9.1.	Definitions. For purposes of this Clause 9:
a.

Form F-1. The term “Form F-1” means such form or Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”) as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

b.

Form F-3. The term “Form F-3” means such form or Form S-3 under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

c.	Holder. The term “Holder” means the holder of Registrable Securities.

d.	Investor Shareholder. The term “Investor Shareholder” means each of BF Party and FF Party.

e.

IPO.     The term “IPO” means the Company’s initial underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the Securities Act or equivalent law of another jurisdiction or, alternatively, a SPAC Transaction.

f.	Non-Investor Shareholder. The term “Non-Investor Shareholder” means any Shareholder that is not an Investor Shareholder.

g.	Ordinary Shares. The term “Ordinary Shares” means ordinary shares of the Company.

h.	Permitted Transferee. The term “Permitted Transferee” shall have the meaning ascribed to it in the Articles.

i

Registrable Securities. The term “Registrable Securities” means Ordinary Shares held by BF Party and FF Party from time to time, together with any and all securities issued or issuable with respect to the securities described above, upon any share split, share dividend, distribution or the like, or into which such shares or other securities have been or may be converted to or exchanged into in connection with any merger, consolidation, reclassification, recapitalization or similar event; provided that the term “Registrable Securities” shall not include the following: (a) Ordinary Shares which have previously been registered under an effective registration statement filed pursuant to the Securities Act or under other similar law of other jurisdiction and disposed of in accordance with such registration statement, (b) Ordinary Shares which have otherwise previously been sold to the public, and (c) any Ordinary Shares for which registration rights have terminated pursuant to Clause 9.13 of this Agreement.

j.

Registrable Securities then Outstanding. The number of shares of “Registrable Securities then Outstanding” means the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding.

k.

Registration. The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, or the equivalent securities law of another jurisdiction acceptable to BF Party and the declaration of effectiveness of such registration statement.

l.	Rule 144. The term “Rule 144” means Rule 144 promulgated under the Securities Act.

m.	SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission or the equivalent securities commission of another jurisdiction acceptable to BF Party.

n.

“SPAC Transaction” means a business combination, such as a merger, consolidation, exchange of securities, acquisition of assets, reorganization, or similar transaction, involving a special purpose acquisition company, the shares of which are listed on a major internationally recognized securities exchange; provided, however, that the Company’s share capital outstanding immediately prior to such business combination or similar transaction continues to represent, or is converted into or exchanged for share capital that represents, immediately following such business combination or similar transaction, at least a majority, by voting power, of the share capital of the publicly-traded entity following such merger or similar transaction and including the consummation of substantially concurrent private offerings of equity securities of the Company.

9.2.	Piggyback Registrations.

a.

If the Company shall at any time propose to file a registration statement under the Securities Act (other than an offering relating solely to an employee benefit plan or an offering on any registration statement form that does not permit secondary sales), including a shelf registration statement (a “Shelf Registration Statement”), the Company shall promptly notify the Holders of such proposal reasonably in advance of (and in any event not less than fifteen (15) Business Days prior to) the anticipated filing date (the “Company Shelf Notice”). The Company Shelf Notice shall offer the Holders the opportunity to include for registration in such registration statement the number of Registrable Securities as it may request (a “Company Shelf Registration”). The Company shall include in each such Company Shelf Registration such Registrable Securities for which the Company has received written request within ten (10) Business Days after delivery to the Holders of the Company Shelf Notice for inclusion therein. If a Holder decides not to include all of such Holder’s Registrable Securities in any registration statement thereafter filed by the Company, each Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of Company securities, all upon the terms and conditions set forth herein.

b.

Additionally, other than in connection with a request for registration pursuant to Clause 9.3 of this Agreement, if at any time the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), proposes to file (i) a prospectus supplement to an effective Shelf Registration Statement (a “Shelf Registration Statement”), or (ii) a registration statement other than a Shelf Registration Statement, including, but not limited to, a registration statement on Form F-1, for the sale of Ordinary Shares for its own account, or for the benefit of the holders of its securities, to an underwriter for reoffering to the public or in a “bought deal”, “block trade”, “registered direct offering” or “overnight transaction” (collectively, a “Piggy-Back Offering”), then as soon as practicable but not less than ten (10) Business Days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Offering pursuant to Rule 424(b) under the Securities Act, (b) any prospectus supplement relating to such Piggy-Back Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (c) such registration statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Offering to each Holder and such notice shall offer the Holders the opportunity to include in such Piggy-Back Offering such number of Registrable Securities as it may request in writing. Each such Holder shall then have ten (10) Business Days after receiving such notice to request, through a writing to the Company, the inclusion of Registrable Securities in the Piggy-Back Offering, except that each such Holder shall have two (2) Business Days after receipt of the notice to request inclusion of Registrable Securities in the Piggy-Back Offering in the case of a “bought deal”, “block trade”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall use reasonable best efforts to effect the registration in any registration statement of any of the Holder’s Registrable Securities requested to be included on the terms set forth in this Agreement. Prior to the commencement of any “road show,” or if there is no “road show,” prior to the filing of the registration statement or preliminary prospectus supplement, the Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, the Holder shall no longer have any right to include Registrable Securities in the Piggy-Back Offering as to which such withdrawal was made.

c.

The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Clause 9.2(c)  before the effective date of such registration or the completion of such offering, whether or not the Holder has elected to include Registrable Securities in such registration or offering. The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Clause 9.5.

d.

In the event the Holder agrees to distribute its Registrable Securities through a Piggy-Back Offering, it shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company provided, however, that no Holder shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of Registrable Securities and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder.

e.

Notwithstanding any other provision of this Agreement, if the managing underwriter(s) of a Piggy-Back Offering determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the Piggy-Back Offering, and the number of shares that may be included in the Piggy-Back Offering shall be allocated, first to the Company, and second, to the Holders who requested inclusion of their Registrable Securities in such Piggy-Back Offering on a pro rata basis based on the total number of Registrable Securities then held by each such Holder, or in such other proportion as shall mutually be agreed to by all such Holders (provided, however, that no such disagreement shall delay the offering). Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company), if any, are first entirely excluded from the offering. Any Registrable Securities so excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

f.

Not a Demand Registration. Registration pursuant to this Clause 9.2 shall not be deemed a demand registration as described in Clause 9.3.  Except as otherwise provided herein, there shall be no limit on the number of times a Holder may request registration of Registrable Securities under this Clause 9.2.

9.3.	Form F-1 Demand Registration.
a.

Form F-1 Demand. If at any time after the effective date of the registration statement for the IPO, subject to the terms of any “lock-up” agreement entered into with any underwriter(s) and unless waived in writing by such underwriter(s), the Company receives a written request from any Investor Shareholder (an “Initiating Holder”) that the Company file a Form F-1 registration statement with respect to registration of Registrable Securities then outstanding, having an anticipated aggregate public offering price, net of Holder Expenses, of at least US$10 million, then the Company shall (x) within ten (10) Business Days after the date such request is given, give notice thereof (the “F-1 Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) Business Days after the date such request is given by the Initiating Holders, file a Form F-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by written notice given by each such Holder to the Company within fifteen (15) Business Days of the date the F-1 Demand Notice is given.

b.

If the Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwritten public offering, it shall so advise the Company as a part of its request made pursuant to this Clause 9.3 and the Company shall include such information in the written notice referred to in Clause 9.3(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten public offering and the inclusion of such Holder’s Registrable Securities in the underwritten public offering (unless otherwise mutually agreed by the Initiating Holder and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holder. Notwithstanding any other provision of this Clause 9.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the Company shall include in such registration, (i) first, the Registrable Securities requested to be included therein by the Holders requesting such registration (the securities so included to be allocated between the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders), (ii) second, shares which the Company may wish to register for its own account, and (iii) third, other securities requested and entitled to be included in such registration provided, however, that in any event all Registrable Securities must be included in such registration prior to any other securities of the Company. If any Holder disapproves the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwritten public offering shall be withdrawn from the registration.

c.

Limitations on Demand Registrations. The Company shall not be required to effect (i) (i) more than two (2) registrations pursuant to this Clause 9.3 (but not more than one (1) registration requested by each Investor Shareholder), and (ii) a registration pursuant to this Clause 9.3, if the Initiating Holder proposes to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Clause 9.4.

9.4.	Form F-3 Demand Registration.
a.

If at any time after the one-year anniversary of the effective date of the registration statement for the IPO, the Company receives from an Investor Shareholder a written request (a “Form F-3 Request Notice”) that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Investor Shareholder, then, subject to the conditions of this Clause 9.4, the Company will give written notice of the proposed registration within ten (10) Business Days after receipt of any such Form F-3 Request Notice to all other Holders, and use its reasonable best efforts to effect, as soon as practicable, and in any event within forty-five (45) Business Days after the date such Form F-3 Request Notice is received by the Company, the filing of a Form F-3 registration statement under the Securities Act and include in such registration statement all Registrable Securities included in the Form F-3 Request Notice and held by all such Holders who wish to participate in such registration and who have provided the Company with written notice requests for inclusion therein within ten (10) Business Days after the receipt of the Company’s notice. The Company shall not be obligated to any filing of a Form F-3 pursuant to this Clause 9.4, if (i) if the Company has, within a ninety (90) Business Day period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Clause 9.3 with respect to such Holder or otherwise the Holder had an opportunity to participate pursuant to the provisions of Clause 9.2, other than a registration pursuant to the provisions of Clause 9.2(e) from which more than 50% of the Registrable Securities of the Holder that were requested to be included were excluded; and (ii) the Company gives notice that it is engaged in preparation of a registration statement to be filed, in the Company’s good faith estimate, within ninety (90) days from the date of the Form F-3 Request Notice in which the Holder may include Registrable Securities pursuant to Clause 1.2 of this Agreement (subject to underwriting limitations). Subject to the terms hereof, the Company will use its reasonable best efforts to effect such registration as soon as practicable. All written requests from a Holder to effect a registration on Form F-3 pursuant to this Clause 9.4 shall indicate whether it intends to effect the offering promptly following effectiveness of the registration statement or whether, pursuant to Clause 9.4(a), it intends for the registration statement to remain effective so that the Holder may affect the offering on a delayed basis (a “Shelf Request”).

b.

At any time a Form F-3 registration statement covering Registrable Securities is effective, upon a written request (a “Form F-3 Demand Notice”) from an Investing Shareholder that the Company effect an offering, including an offering in which securities of the Company are sold to underwriters for reoffering to the public, with respect to Registrable Securities (a “Takedown”), the Company will, as soon as practicable, (x) deliver a notice relating to the proposed Takedown to all other Holders who are named or are entitled to be named as a selling shareholder in such Form F-3 without filing a post-effective amendment thereto and (y) promptly (and in any event not later than ten (10) Business Days after receiving such request) supplement the prospectus included in the Shelf Registration Statement as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such Form F-3 Demand Notice together with the Registrable Securities requested to be included in such Takedown by any other Holders who notify the Company in writing within ten (10) Business Days after receipt of such notice from the Company; except that, (i) the Registrable Securities requested to be offered pursuant to such Takedown must have an anticipated aggregate price to the public (net of any underwriting discounts and commissions) of not less than $10 million, and (ii) the Company shall not be obligated to effect any such Takedown (x) if the Company has within the twelve (12) month period preceding the date of such request already effected two (2) Takedowns under this Clause 9.4(b), (y) within ninety (90) days of effecting a previous Takedown under this Clause 9.4(b) or (z) within 90 days of a Piggy-Back Offering in which the Holder had an opportunity to participate pursuant to the provisions of Clause 9.2 and from which no more than fifty percent (50%) of the Registrable Securities that were requested to be included by the Holder in such Piggy-Back Offering were excluded therefrom.

c.	Not a Demand Registration. Registration pursuant to this Clause 9.4 shall not be deemed a demand registration as described in Clause 9.3.

9.5.

Expenses. All expenses incurred in connection with any registration, filing or qualification, pursuant to Clauses 9.2, 9.3 or 9.4, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company and one counsel (including local counsel, if required) for the Holders participating in such registration, filing or qualification (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders (collectively, the “Holder Expenses”)) shall be borne by the Company. The Holders shall bear all Holder Expenses in connection with such offering and any fees expenses which the Company is not required to pay pursuant to this Clause, on a pro rata basis based on the shares sold by each of them in such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Clause 9.4, if the registration request is subsequently withdrawn at a Holder’s request and, in such event, such Holder shall pay such expenses; provided, however, that any such withdrawal which is based upon information showing a material adverse change in the condition, business, or prospects of the Company and which was not known or available to such Holder at the time of its request for such registration and such Holder has withdrawn its request for registration with reasonable promptness after learning of such material adverse change, then such Holder shall not be required to pay any of such expenses and such registration shall not constitute the use of an F-1 Demand Notice or an F-3 Registration pursuant to Clauses 9.3(a) or Clause 9.4(a) above.

9.6.	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:
a.

Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than one hundred and twenty (120) days in the case of a Form F-1 Demand pursuant to Clause 9.3 hereof or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Ordinary Shares of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended by additional successive sixty (60) day periods, up to a total of three (3) years, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

b.

Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

c.

Prospectuses. Furnish to the Holder such number of copies of a prospectus and a prospectus supplement, as applicable, including a preliminary prospectus and a preliminary prospectus supplement, as applicable, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration.

d.

Blue Sky. Use its best reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by a Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to subject itself to taxation or to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

e.

Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. If a Holder is participating in such underwritten offer, the Holder shall also enter into and perform its obligations under such an agreement.

f.	Notification.
i.

Notify the Holders of the happening of any event as a result of which the prospectus included in a registration statement covering Registrable Securities, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

ii.

Notify the Holders, promptly after the Company shall receive notice thereof, of the time when a registration statement covering Registrable Securities becomes effective or when any amendment or supplement or any prospectus forming a part of such registration has been filed.

iii.	Notify the Holders promptly of any request by the SEC for the amending or supplementing of a registration statement covering Registrable Securities or prospectus for additional information.

g.

Advising Holders. Advise the Holders promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of a registration statement covering Registrable Securities or amendment thereto or of the initiation or threatening of any proceeding for that purpose, and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued.

h.	Listing. Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

i.

Transfer Agent. Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

j.

Compliance with Rules and Regulations. Use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, any required documents.

k.

Opinion and Comfort Letter. (A) Use its reasonable best efforts to obtain customary “comfort” letters from such accountants (to the extent deliverable in accordance with their professional standards) addressed to the managing underwriter(s), if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings and (B) use its reasonable best efforts to obtain opinions of counsel to the Company and updates thereof covering matters customarily covered in opinions of counsel in connection with underwritten offerings, addressed to the managing underwriter(s), if any, provided that the delivery of any “10b-5 statement” and opinion may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to subclause (A) above; provided, further that the Company shall only be required to comply with this Clause 9.6(k) in connection with an underwritten offering.

9.7.

Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Clauses 9.2, 9.3 or 9.4, that the Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to timely effect the Registration of their Registrable Securities.

9.8.

Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed or offering to be undertaken because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under applicable securities laws, then the Company shall have the right to defer the filing of a registration statement or suspend the use of a registration statement; provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period nor for more than one hundred and twenty (120) days in the aggregate during any twelve (12) month period.

9.9.	Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:
a.

By the Company. The Company will indemnify and hold harmless the Holders, their partners, officers, members, directors, shareholders, employees and agents and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act, the 1934 Act  to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses to which they or any of them may become subject insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon any violation of the Securities Act, 1934 Act or state securities laws, or upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus included in any such registration statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus included in any such registration statement, in light of the circumstances under which they were made) not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such loss, claim, damage, liability or expense arises (i) out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Holder specifically for inclusion therein including, without limitation, any notice and questionnaire, or (ii) out of sales of Registrable Securities made during a deferral period after notice is given pursuant to Clause 9.8 hereof.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

b.

Each Holder severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its officers, directors, employees, stockholders, managers and agents and each person who controls the Company within the meaning of either the Securities Act or the 1934 Act, any underwriter and any other Holder selling securities in such registration statement or any person who controls such Holder or underwriter  within the meaning of either the Securities Act or the 1934 Act, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages or liabilities to which they or any of them may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any violation of the Securities Act, 1934 Act or state securities laws, upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement as originally filed or in any amendment thereof, or in the Disclosure Package or any Free Writing Prospectus, preliminary, final or summary prospectus included in any such registration statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus included in any such registration statement, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information relating to such Holder furnished to the Company by or on behalf of such Holder specifically for inclusion therein; provided, however, that the total amount to be indemnified by such Holder pursuant to this Clause 9.9(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement or prospectus relates, except in the case of fraud or willful misconduct by such Holder.

c.

Promptly after receipt by an indemnified party under this Clause 9.9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Clause 9.9, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under sub-clause (a) or (b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties.  An indemnifying party shall not be liable under this Clause 9.9 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

d.

In the event that the indemnity provided in Clause 9.9(a) or Clause 9.9(b) above is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party agrees to contribute to the aggregate losses, claims, damages and liabilities (including, without limitation, legal or other expenses reasonably incurred in connection with investigating or defending same) to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties agree that it would not be just and equitable if contribution pursuant to this Clause 9.9(d) were determined by pro rata allocation (even if the Holders holding Registrable Securities or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Clause 9.9(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Clause 9.9(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Clause 9.9(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Clause 9.9, each person who controls any Holder holding Registrable Securities, agent or underwriter within the meaning of either the Securities Act or the 1934 Act and each director, officer, employee and agent of any such Holder, agent or underwriter shall have the same rights to contribution as such Holder, agent or underwriter, and each person who controls the Company within the meaning of either the Securities Act or the 1934 Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Clause 9.9(d).  Notwithstanding the foregoing, the total amount to be contributed by any Holder pursuant to this Clause 9.9(d) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement or prospectus relates.

e.

The provisions of this Clause 9.9 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder holding Registrable Securities or the Company or any of the officers, directors or controlling persons referred to in this Clause 9.9, and will survive the transfer of Registrable Securities.

f.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Clause 9.9 to the fullest extent permitted by applicable law; provided, however, that: (i) no person involved in the sale of Registrable Securities which person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such registration

9.10.

No Registration Rights to Third Parties. The Company covenants and agrees that it has not granted and will not grant, or cause or permit to be created, for the benefit of any person, any registration rights of any kind (whether similar to the “piggyback,” demand or Form F-3 registration rights described in Clause 9, or otherwise) relating to any securities of the Company without the prior written consent of the holders of a majority of the Registrable Securities.

9.11.

Reports under Securities Exchange Act of 1934.  In the event the Company becomes subject to reporting under the 1934 Act, then with a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

a.

make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

b.

take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities;

c.	file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

d.

furnish to the Holders, so long as they own any Registrable Securities, forthwith upon request, a written statement by the Company that it has complied with the reporting requirements set forth in Clauses 9.11(a) or (c) above.

9.12.

“Market Stand-Off” Agreement. In the event and to the extent requested by the managing underwriter of an underwritten offering, each Holder agrees that it will enter into a customary “lock-up agreement” with such managing underwriter pursuant to which it will agree not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any equity securities of the Company, other than those Registrable Securities included in such registration pursuant to the terms hereof for the fourteen (14) days prior to (x) the effectiveness of a registration statement (other than a Shelf Registration Statement) pursuant to which such public offering shall be made, or (y) the pricing of an underwritten offering and ending on the earlier to occur of (1) in case of the Company’s IPO, the date that is one hundred and eighty (180) days after the effectiveness of the registration statement relating to such IPO, or (2) in the case of any other underwritten offering, the date that is ninety (90) days after the pricing of such underwritten offering (or such shorter period of time as is sufficient and appropriate, in the opinion of the managing underwriter, to complete the sale and distribution of the securities included in such underwritten offering) (the “Lock-Up Period”); provided, that the limitations contained in this Clause 9.12 shall not apply to the extent a Holder is prohibited by applicable law from so withholding such equity securities from sale during such period; provided, further, that if any other holder of securities of the Company is or becomes subject to a shorter Lock-Up Period or receives more advantageous terms relating to the Lock-Up Period under any lock-up agreement (including but not limited to as a result of any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters), then the Lock-Up Period shall be such shorter period and also on such more advantageous terms.

13.

Termination of Registration Rights. The right of a Holder to request registration or inclusion of Registrable Securities in any registration pursuant to this Clause 9 shall terminate, as to such Holder, upon the earlier of (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; (ii) the sale of the Company; or (iii) the fifth (5th) anniversary of the IPO.

10	Dividend Policy

The Company shall, and each Shareholder shall procure that the Company shall, effect any distribution by way of dividend to Shareholders in the Shareholders’ Respective Proportions.

11.	Transfer Events
11.1.	The Shareholders agree that the provisions of this Clause 11 (Transfer Events) shall apply when a Transfer Event occurs at any time. It is a “Transfer Event” in relation to a Shareholder if:
a.	that Shareholder purports to effect a Disposal of any Shares in breach of this Agreement or the Articles;

b.

where the Shareholder is the FF Party, the FF Party, or the (direct or indirect) parent of the FF Party, undergoes a Change of Control without the prior consent of the BF Party. For the purposes of this Clause 11, a Change of Control shall be deemed to have occurred where the FF Party ceases to be Controlled, in aggregate, by the individuals who, in aggregate, Controlled the FF Party as of the date of the Share Purchase Agreement;

c.

that Shareholder commits a material breach of this Agreement or the Articles which, if capable of remedy, has not been remedied within twenty (20) Business Days of the Significant Shareholders (other than that Shareholder) and/or the Company requiring such remedy;

d.

an order is made by a court of competent jurisdiction or resolution passed for the winding‑up of that Shareholder or any parent of the Shareholder, or a moratorium is obtained by that Shareholder or any parent of the Shareholder or any voluntary arrangement or composition is proposed or made with the creditors of that Shareholder or parent; or

e.	a liquidator, administrator, administrative receiver, monitor or any other receiver or manager is appointed in respect of that Shareholder or any parent of the Shareholder.

11.2.

If a Transfer Event occurs in relation to a Shareholder (the “Defaulting Shareholder”) that Shareholder, together with any other members of its Shareholder Group, shall give notice of such event (a “Notice of Transfer Event”) to the Significant Shareholders (other than that Shareholder) (such Significant Shareholder(s) being “Non-Defaulting Shareholder(s)”) as soon as possible. If the Defaulting Shareholder fails to serve a Notice of Transfer Event on the Non-Defaulting Shareholders, it shall be deemed to have done so on the date on which each Non-Defaulting Shareholder becomes aware of the Transfer Event.

11.3.

Where the Transfer Event to which the Notice of Transfer Event relates occurs prior to the expiry of the Deferred Exercise Period, the Non-Defaulting Shareholders may by notice to the Defaulting Shareholder irrevocably elect that the Transfer Event be treated as an Acceleration Event.

11.4.

Where the Transfer Event to which the Notice of Transfer Event relates occurs after the expiry of the Deferred Exercise Period or relates to a Shareholder other than the BF Party or FF Party, as soon as practicable after deemed service, of such Notice of Transfer Event, the Non-Defaulting Shareholder shall be entitled to require the appointment of an Expert in accordance with Clause 15 (Expert) to determine the Fair Value of the Shares held by the FF Party (the “Sale Shares”) in accordance with Clause 16 (Fair Value).  Where any Shareholder other than the FF Party or BF Party is the Defaulting Shareholder, references to the FF Party shall for the purposes of applying this Clause 11 (Transfer Events) and Clause 15 (Expert) in relation to the Defaulting Shareholder be read as references to the Defaulting Shareholder.

11.5.	Within seven (7) days of determination of the Fair Value by the Expert, the Company shall serve a notice in writing on the Non-Defaulting Shareholder of its right to:
a.	where the Defaulting Shareholder is the FF Party, acquire all the Sale Shares from the FF Party at the Fair Value; or

b.	where the Defaulting Shareholder is the BF Party, require the BF Party to acquire all the Sale Shares at the Fair Value.

11.6.

Within fifty (50) Business Days of receiving notification from the Company under Clause 11.5, the Non-Defaulting Shareholder shall be entitled to serve a notice in writing on the Defaulting Shareholder:

a.	where the Defaulting Shareholder is the FF Party, irrevocably electing to acquire all the Sale Shares from the FF Party at the Fair Value (a “Notice to Buy”); or

b.	where the Defaulting Shareholder is the BF Party, irrevocably electing to require the BF Party to acquire all the Sale Shares at the Fair Value (a “Notice to Sell”).

A Non-Defaulting Shareholder which fails to give a Notice to Buy or Notice to Seller (as applicable) shall be deemed not to have exercised its right to deliver a Notice to Buy or Notice to Sell.

11.7.

The sale and purchase of the Sale Shares shall take place in accordance with Clause 18 (Completion of Share Transfers) on a closing date which (subject only to obtaining any Requisite Consents and the terms of Clause 18.3) shall be no later than twenty (20) Business Days after the date on which the Notice to Buy or Notice to Sell is delivered.

11.8.	With effect from the date of deemed service of a Notice of Transfer Event under Clause 11.5:
a.

the Defaulting Shareholder shall be deemed to have given an irrevocable and unconditional power of attorney to the Non-Defaulting Shareholder, to exercise or fail to exercise, in the Non-Defaulting Shareholder’s sole and absolute discretion, any rights or obligations attached to any and all Shares, including, without limitation, rights and waivers to attend and vote all of the Defaulting Shareholder’s shares at any general meetings of the Company or to exercise any rights under this Agreement to give approval in relation to any actions or decisions by any of the JV Group Companies or in relation to access to information or to receive dividends or otherwise;

b.	any matter which, absent this Clause 11.8, requires the consent of the Defaulting Shareholder and/or any Director appointed by the Defaulting Shareholder shall no longer require their consent; and

c.	any Director appointed by the Defaulting Shareholder shall automatically be treated as having vacated office.

11.9.	The remedies set forth above in this Clause 11 shall be without limitation and in addition to any other remedy available to the Non-Defaulting Shareholder pursuant to contract or law.

12.	Initial Call Option
12.1.

Upon request from the BF Party (the “Initial Call Beneficiary”) prior to the expiry of the Initial BF Call Option Exercise Period, the FF Party (the “Initial Call Obligor”) hereby irrevocably, and unconditionally undertakes to (and shall cause the other Original Sellers to) sell to the Initial Call Beneficiary on the Initial Call Closing Date all (but not some only) of the Shares held by the Initial Call Obligor and the other Original Sellers (the “Initial Call Shares”) free and clear of any Encumbrances, under the terms and conditions set forth in this Clause 12 (the “Initial BF Call Option”).

12.2.

The Initial Call Beneficiary hereby accepts the Initial BF Call Option as an option only without any obligation to exercise the Initial BF Call Option or (unless it exercises the Initial BF Call Option) to acquire the Initial Call Shares.

12.3.

The Initial BF Call Option shall be exercisable only once by the Initial Call Beneficiary by giving written notice thereof to the Initial Call Obligor (the “Initial Call Exercise Notice”) prior to the expiry of the Initial BF Call Option Exercise Period. Any delivery during the Initial BF Call Option Exercise Period by the Initial Call Beneficiary of an Initial Call Exercise Notice shall be irrevocable.

12.4.

Failure by the Initial Call Beneficiary to deliver an Initial Call Exercise Notice prior to the expiry of the Initial BF Call Option Exercise Period shall be deemed an irrevocable election by the Initial Call Beneficiary not to exercise the Initial BF Call Option.

12.5.

The consideration for the acquisition of the Initial Call Shares, pursuant to the exercise of the Initial BF Call Option by the Initial Call Beneficiary shall be an amount equal to the Initial BF Call Option Price, as calculated in accordance with Schedule 2.

12.6.

Completion of the acquisition of the Initial Call Shares pursuant to the exercise of the Initial BF Call Option by the Initial Call Beneficiary shall be completed on the first Business Day of the next calendar month after the receipt by the Initial Call Obligor of the Initial Call Exercise Notice (the “Initial Call Closing Date”); provided, however, that if the Initial Call Closing Date would fall earlier than ten (10) Business Days after the receipt by the Initial Call Obligor of the Initial Call Exercise Notice, the Initial Call Closing Date shall (unless other agreed by the Significant Shareholders) occur on the first Business Day of the second following calendar month.

12.7.	On the Initial Call Closing Date:
a.

the Initial Call Beneficiary shall pay to the Paying Agent by wire transfer the aggregate purchase price, in full and without any withholding taxes, of the Initial Call Shares sold pursuant to the corresponding exercise of the Initial BF Call Option by the Initial Call Beneficiary to be allocated by the Paying Agent (and with respect to Section 102 Holders (as such term is defined in the Share Purchase Agreement), through the 102 Trustee), amongst the Original Sellers, the Company Warrantholder, and the Company Vested Optionholders, all in accordance with Clause 14 of this Agreement, and the Paying Agent Agreement, as applicable; and

b.

the Initial Call Obligor shall deliver to the Initial Call Beneficiary and/or sign (and procure that the relevant other persons, including the other Original Sellers, deliver and sign) any documents necessary: (i) for the effective transfer of the ownership of the Initial Call Shares from the Initial Call Obligor and other Original Sellers to the Initial Call Beneficiary and (ii) to procure that the Initial Call Beneficiary has the legal and beneficial ownership of one hundred percent (100%) of the fully diluted share capital of the Company.

12.8.

All rights attached to the Initial Call Shares accrued until the completion of the sale of the Initial Call Shares shall be transferred and benefit to the Initial Call Beneficiary upon such completion, provided that any dividend declared in relation to the Initial Call Shares prior to the completion of such sale, shall, to the extent not taken into account as “Cash” in the calculation of the Initial BF Call Option Price, inure to the benefit of the Initial Call Obligor and the other Original Sellers, as applicable, and be added to the purchase price for the Initial Call Shares.

12.9.

The Initial Call Obligor shall (and shall procure that the other Original Sellers shall) represent and warrant to the Initial Call Beneficiary, as at the Initial Call Closing Date, that it is the valid and full owner of the Initial Call Shares and there is no Encumbrance or other restriction affecting the free transferability of the Initial Call Shares.

12.10.

Any delinquency in the payment of any consideration due pursuant to the exercise of the Initial BF Call Option shall, in addition to any other remedy available to the FF Party, accrue default interest at a rate of eight percent (8%) per annum from the date such payment is due until the actual payment thereof.

13.	Deferred Closing Options
13.1.

Upon request from the BF Party (the “Deferred Call Beneficiary”), the FF Party (the “Deferred Call Obligor”) hereby irrevocably, and unconditionally undertakes to (and shall cause the other Original Sellers to) sell to the Deferred Call Beneficiary on the Deferred Closing Date all (but not some only) of the Shares held by the Deferred Call Obligor and the other Original Sellers (the “Deferred Call Shares”), free and clear of any Encumbrances, under the terms and conditions set forth in this Clause 13 (the “Deferred Call Option”).

13.2.

Upon request from the FF Party (the “Deferred Put Beneficiary”), the BF Party (the “Deferred Put Obligor”) hereby irrevocably, and unconditionally undertakes to purchase from the Deferred Put Beneficiary on the Deferred Closing Date all (but not some only) of the Shares held by the Deferred Put Beneficiary and the other Original Sellers (the “Deferred Put Shares”), free and clear of any Encumbrances, under the terms and conditions set forth in this Clause 13 (the “Deferred Put Option”).

13.3.

The Deferred Call Beneficiary hereby accepts the Deferred Call Option as an option only without any obligation to exercise the Deferred Call Option or (unless it exercises the Deferred Call Option or the Deferred Put Beneficiary exercises the Deferred Put Option or the Deferred Call Beneficiary exercises the Deferred Call Option) to acquire the Deferred Call Shares.

13.4.

The Deferred Put Obligor hereby accepts the Deferred Put Option as an option only without any obligation to exercise the Deferred Put Option or (unless it exercises the Deferred Put Option) to sell (and cause the other Original Sellers to sell) the Deferred Put Shares.

13.5.

The Deferred Call Option shall be exercisable only once by the Deferred Call Beneficiary by giving written notice thereof to the Deferred Call Obligor (stating the number of Deferred Call Shares to be sold by the Deferred Call Obligor pursuant to such exercise of the Deferred Call Option) (the “Deferred Call Exercise Notice”) within the Deferred Exercise Period. Any delivery during the Deferred Exercise Period by the Deferred Call Beneficiary of a Deferred Call Exercise Notice shall be irrevocable.

13.6.

The Deferred Put Option shall be exercisable only once by the Deferred Put Beneficiary by giving written notice thereof to the Deferred Put Obligor (stating the number of Deferred Put Shares to be sold by the Deferred Put Beneficiary pursuant to such exercise of the Deferred Put Option) (the “Deferred Put Exercise Notice”) within the Deferred Exercise Period. Any delivery during the Deferred Exercise Period by the Deferred Put Beneficiary of a Deferred Put Exercise Notice shall be irrevocable.

13.7.

Failure by the Deferred Call Beneficiary to notify a Deferred Call Exercise Notice or by the Deferred Put Beneficiary to notify a Deferred Put Exercise Notice during the Deferred Exercise Period shall be deemed an irrevocable election by the Deferred Call Beneficiary or the Deferred Put Beneficiary, as applicable, not to exercise the Deferred Call Option or Deferred Put Option.

13.8.

The consideration for the acquisition of the Deferred Call Shares or Deferred Put Shares pursuant to the exercise of the Deferred Call Option or Deferred Put Option, or upon the acceleration of the Deferred Closing pursuant to Clause 13.13, shall be calculated in accordance with Schedule 3 (the “Deferred Closing Price”).  At least four (4) Business Days prior to the Deferred Closing Date, the BF Party shall notify the FF Party of its good faith estimate of the Deferred Closing Balance Sheet Amount and accordingly its good faith of the Deferred Closing Price, and Deferred Closing shall proceed on the basis of such estimates, subject to adjustment following Deferred Closing in accordance with paragraph 5 of Schedule 3.

13.9.

Completion of the acquisition of the Deferred Call Shares or Deferred Put Shares pursuant to the exercise of the Deferred Call Option or Deferred Put Option, or upon the acceleration of the Deferred Closing pursuant to Clause 13.13, shall be completed on the first Business Day of the next calendar month after the earlier of the receipt by the Deferred Call Obligor of the corresponding Deferred Call Exercise Notice and the receipt by the Deferred Put Obligor of the corresponding Deferred Put Exercise Notice (the “Deferred Closing Date”); provided, however, that if the Deferred Closing Date would fall earlier than ten (10) Business Days after the earlier of the receipt by the Deferred Call Obligor of the corresponding Deferred Call Exercise Notice and the receipt by the Deferred Put Obligor of the corresponding Deferred Put Exercise Notice, the Deferred Closing Date shall (unless agreed by the BF Party that the Deferred Closing Date shall be on the first Business Day of the next following calendar month) occur on the first Business Day of the second following calendar month.  Without derogating from any other rights and remedies available to the FF Party under this Agreement, where 2026 EBITDA has been agreed or determined in accordance with the Share Purchase Agreement and the Deferred Closing has not occurred on or before 1 March 2027, the consideration payable by the BF Party at Deferred Closing shall be increased by an amount equivalent to interest at an annual rate of eight percent (8%) from 1 March 2027 to, but excluding, the Deferred Closing Date. Any such amount shall be disregarded for the purposes of the calculation in paragraph 4(a)(i) of Schedule 3.

13.10.	On the Deferred Closing Date:
a.

the Deferred Call Beneficiary or the Deferred Put Obligor shall pay to the Paying Agent, by wire transfer, the aggregate purchase price, in full and without any withholding taxes, of the Deferred Call Shares or Deferred Put Shares sold pursuant to the corresponding exercise of the Deferred Call Option or Deferred Put Option to be allocated by the Paying Agent (and with respect to Section 102 Holders (as such term is defined in the Share Purchase Agreement), through the 102 Trustee), amongst the Original Sellers, the Company Warrantholder, and the Company Vested Optionholders, all in accordance with Clause 14 of this Agreement, and the Paying Agent Agreement, as applicable; and

b.

the Deferred Call Obligor or the Deferred Put Beneficiary and the other Original Sellers, as applicable, shall deliver to the Deferred Call Beneficiary or the Deferred Put Obligor and/or sign (and procure that the relevant other persons deliver and sign) any documents necessary: (i) for the effective transfer of the ownership of the Deferred Call Shares or Deferred Put Shares from the Deferred Call Obligor or the Deferred Put Beneficiary and the other Original Sellers to the Deferred Call Beneficiary or the Deferred Put Obligor; and (ii) to procure that the Deferred Call Beneficiary or the Deferred Put Obligor has the legal and beneficial ownership of one hundred percent (100%) of the fully diluted share capital of the Company,

(together, “Deferred Closing”).

13.11.

All rights attached to the Deferred Call Shares or Deferred Put Shares accrued until the completion of the sale of the Deferred Call Shares or Deferred Put Shares shall be transferred and benefit to the Deferred Call Beneficiary or the Deferred Put Obligor upon Deferred Closing, provided that any dividend declared in relation to the Deferred Call Shares or Deferred Put Shares, as applicable, prior to the completion of such sale, shall, to the extent not taken into account as “Cash” in the calculation of the Deferred Closing Price, inure to the benefit of the Deferred Call Obligor or Deferred Put Beneficiary and the other Original Sellers, as the case may be, and be added to the purchase price for the Deferred Call Shares or Deferred Put Shares, as the case may be.

13.12.

The Deferred Call Obligor or the Deferred Put Beneficiary shall (and shall procure that the other Original Sellers shall) represent and warrant to the Deferred Call Beneficiary or the Deferred Put Obligor, as at the Deferred Closing Date, that it is the valid and full owner of the Deferred Call Shares or Deferred Put Shares and there is no Encumbrance or other restriction affecting the free transferability of the Deferred Call Shares or Deferred Put Shares.

13.13.	Notwithstanding the foregoing, the Deferred Closing shall be accelerated in the following events (each, an “Acceleration Event”):
a.	if the BF Party enters into any transaction pursuant to which it ceases to hold either:
i.	a majority of the outstanding share capital of the Company; or

ii.	the right to appoint a majority of the directors of the Company,

in which case the Deferred Closing shall occur upon the closing of such transaction (or where the higher of the Acceleration EBITDA Amount and Tag Along Amount has not been agreed or determined at least ten (10) Business Days prior to such closing date, ten (10) Business Days after the higher of the Acceleration EBITDA Amount and Tag Along Amount has been agreed or determined); or

b.

if Daniel Bernstein sells twenty five percent (25%) or more of his shares in Bel Fuse Inc., or any third party acquires both a majority of the outstanding share capital of Bel Fuse Inc. and the right to appoint a majority of the directors of Bel Fuse Inc., the Deferred Closing shall occur upon the closing of such transaction (or where the Acceleration EBITDA Amount has not been agreed or determined at least ten (10) Business Days prior to such closing date, ten (10) Business Days after the Acceleration EBITDA Amount has been agreed or determined); provided, however, that no such acceleration (as contemplated in this Clause 13.13(b)) shall occur as a result of any transfer of shares in Bel Fuse Inc. occurring upon or in consequence of the death or permanent incapacity of Daniel Bernstein.

13.14.

Upon the occurrence of an Acceleration Event, the BF Party or FF Party shall promptly notify the other of them in writing, and the Deferred Closing shall be completed in accordance with the procedures set forth in Clauses 13.8 to 13.13.  At least four (4) Business Days prior to the Deferred Closing, the BF Party shall notify the FF Party of its good faith estimate of the Deferred Closing Balance Sheet Amount and accordingly its good faith of the Deferred Closing Price, and Deferred Closing shall proceed on the basis of such estimates, subject to adjustment following Deferred Closing in accordance with paragraph 5 of Schedule 3.

13.15.

Any delinquency in the payment of any consideration due pursuant to the exercise of the Deferred Call Option or the Deferred Put Option shall, in addition to any other remedy available to the FF Party accrue default interest at a rate of eight percent (8%) per annum from the date such payment is due until the actual payment thereof.

14.	Optionholders and Warrant Holder
14.1.

At the Initial Call Closing Date or the Deferred Closing Date, as applicable, all of the outstanding and unexercised Vested Company Options will be cancelled and automatically converted into the right to receive in (in lieu of such Vested Company Option) an amount in cash (to the extent positive) per each Vested Company Option that is in the money equal to (i) as applicable, (A) the Per Vested Option Initial Call Consideration plus an amount equivalent to interest of six percent (6%) per annum on the Per Vested Option Initial Call Consideration calculated from the Closing Date (as such term is defined in the Share Purchase Agreement) until the payment date of the consideration relating to the Per Vested Option Initial Call Consideration; or (B) the Per Vested Option Deferred Consideration, minus (ii) the exercise price of such Vested Company Option and each such Vested Company Option will be cancelled, terminated and extinguished, and upon the cancellation thereof each such Company Optionholder shall cease to have any rights with respect thereto. The amount to be paid in respect of the Vested Company Options shall be paid: (i) in the case of any Vested Company Option granted and issued under Section 102(b)(2) of the Israeli Tax Ordinance (as such term is defined in the Share Purchase Agreement), to the Paying Agent to be further transferred to the 102 Trustee; (ii) in the case of any Vested Company Option that was granted and is subject to tax pursuant to Section 3(i) of the Israeli Tax Ordinance, to the Paying Agent to be further allocated to the holder of such Vested Company Option (less the applicable taxes); (iii) in the case of any holder of a Vested Company Option which is not included in Clause (i) or (ii), to the Paying Agent which shall remit such amount to, at the choice of the Sellers’ Representative as shall be communicated to the Paying Agent: (i) a paying agent designated by the Sellers’ Representative; or (ii)  the relevant employing Subsidiary of the Company Group (as such terms are defined the Share Purchase Agreement) who shall remit such amounts to the applicable holder of such Vested Company Option through local payroll (less the applicable taxes required to be withheld with respect to such payment).

14.2.

At the Initial Call Closing Date or the Deferred Closing Date, as applicable, the Remaining Warrant will be cancelled and automatically converted into the right to receive in (in lieu of such Remaining Warrant) an amount in cash (to the extent positive) equal to, as applicable, (A) the Remaining Warrant Initial Call Amount plus an amount equivalent to interest of six percent (6%) per annum on the Remaining Warrant Initial Call Amount calculated from the Closing Date (as such term is defined in the Share Purchase Agreement) until the payment date of the consideration relating to the Remaining Warrant Initial Call Amount; or (B) the Remaining Warrant Deferred Call Amount, and the Remaining Warrant shall be cancelled for no consideration, and upon the cancellation thereof the Company Warrantholder shall cease to have any rights with respect thereto. The amount to be paid in respect of the Remaining Warrant shall be paid to the Paying Agent (less the applicable taxes) to be further allocated to the Company Warrantholder.

15.	Expert
15.1.

The Significant Shareholders shall endeavour to agree in writing on the appointment of an Expert to decide on matters relating to a determination on Fair Value in accordance with the provisions of this Clause 15.1.

15.2.

If the Significant Shareholders are unable to agree on an Expert within fifteen (15) Business Days of the date of deemed service, of a Notice of Transfer Event, they undertake that they shall jointly apply to the then President of Institute of Certified Public Accountants in Israel to appoint the Expert, and each Significant Shareholder undertakes that they shall not withhold their agreement to, and participation in, the joint application in such circumstances and that they shall co-operate with the other Significant Shareholder in relation to that joint application and the engagement of such nominated firm.

15.3.

The Expert shall prepare a determination in writing and give notice in writing (including a copy) of the determination to the Significant Shareholders within one (1) month of the appointment of the Expert.

15.4.	If the Expert becomes unwilling or incapable of acting, or does not deliver the determination within the time required by Clause 15.3, then:
a.

any Significant Shareholder may apply to the then President of Institute of Certified Public Accountants in Israel to discharge the Expert and to appoint a replacement Expert with the required expertise; and

b.	this Clause 15.4 shall apply in relation to such replacement Expert as if it were the first Expert appointed.

15.5.	The Expert shall act as an expert and not as an arbitrator. All actions under this Clause 15 shall be conducted, and the Expert’s determination shall be written, in the English language.

15.6.

The Significant Shareholders shall be entitled to make submissions to the Expert and shall provide (or procure that others, including the Company, provide) the Expert with such assistance, facilities and documents as the Expert reasonably requires for the purpose of reaching a decision, subject to the Expert providing such undertakings as to confidentiality as the Significant Shareholders may reasonably require.

15.7.

Each Significant Shareholder shall with reasonable promptness provide (and procure that others, including the Company, provide) the other Significant Shareholders with all information and access to all documentation and personnel as it may reasonably require in order to make a submission under this Clause 15, the Expert may in its reasonable discretion determine such other procedures to assist with the conduct of the determination as it considers just or appropriate.

15.8.	The Expert’s written determination on the matters referred to it shall be final and binding on the Parties in the absence of manifest error or fraud.

15.9.	The Expert’s fees and any costs properly incurred in relation to the determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the Defaulting Shareholder.

16.	Fair Value
16.1.

The Shareholders agree that the Fair Value of any Shares (the “Relevant Shares”) shall be the value that the Expert certifies to be their fair market value in its opinion based on the following assumptions:

a.

the value of the Relevant Shares is that proportion of the fair market value of the entire issued share capital of the Company that those Shares bear to the then total issued share capital of the Company (with no premium or discount for the size of the Defaulting Shareholder’s shareholding or for the class of Share or the rights or restrictions applying to the Relevant Shares under this Agreement or the Articles or for the unquoted status of the Relevant Shares);

b.	the sale is on an arm’s length basis between a willing buyer and a willing seller on the open market of the whole of the issue share capital of the Company;

c.	there are no legal or regulatory issues and no third party consents or approvals required in order to effect the sale;

d.	the sale is taking place on the date that the Transfer Event occurred;

e.	subject to Clause 16.1(h), the Company is then carrying on its Business as a going concern and shall continue to do so;

f.	the Shares are sold free from all Encumbrances and together with all rights attaching to them;

g.	the application in all other respects of principles and practice consistent with those customarily applied in the previous audited accounts of the Company; and

h.

in the case of a valuation following a Transfer Event, to take account of the likely effect on the Business of the Transfer Event and of the loss of the Defaulting Shareholder as a Shareholder, and of any expenses of the Non-Defaulting Shareholder in connection with the sale and purchase of the Relevant Shares.

17.	Termination and Liquidation
17.1.	The Parties agree that this Agreement shall continue in full force and effect until:
a.	in respect of a Shareholder only, it ceases to hold any Shares;

b.	only one Shareholder holds Shares; or

c.

a resolution is passed by Shareholders or creditors, or an order made by a court or other competent body or person instituting a process which will lead to the Company being wound up and its assets being distributed among the Company’s creditors, Shareholders or other contributors.

17.2.

On termination of this Agreement the rights and obligations of the Parties under this Agreement shall cease save in respect of accrued rights and obligations and rights and obligations under the Continuing Provisions.

17.3.

If a Shareholder (the “Terminating Shareholder”) ceases to hold any Shares, that Shareholder shall return to the Company or destroy, and procure that its Agents, nominee(s) to the Board or to the board of directors of a JV Subsidiary return to the Company or destroy, all information in its possession which is confidential for the purposes of Clause 23 (Confidentiality) relating to the other Shareholder (an “Ongoing Shareholder”), member of the Ongoing Shareholder’s own Shareholder Group, the Company or a JV Subsidiary, except as required by applicable law, including meeting such Terminating Shareholder tax reporting requirements, and for protecting and/or enforcing any right of such Terminating Shareholder.

17.4.

If Clause 17.3 applies, the Company shall, and each Shareholder shall procure that the Company and each JV Subsidiary shall, return or destroy all information in its possession which is confidential for the purposes of Clause 23 (Confidentiality) relating to the Terminating Shareholder or members of its Shareholder Group.

18.	Completion of Share Transfers
18.1.

The Parties agree that this Clause 18 (Completion of Share Transfers) shall apply to any Disposal of Shares which is required in order to implement the terms of this Agreement (a “Shareholder Transfer”).

18.2.

On any Shareholder Transfer the Shareholder selling Shares (the “Seller”) shall transfer the relevant Shares to the person acquiring the Shares (the “Purchaser”) with Full Title, free from all Encumbrances and together with all rights attaching to them.

18.3.

If a sale and purchase of Shares under this Agreement is subject to a requirement to obtain prior Requisite Consents, then the date for completion shall be extended until the expiry of ten (10) Business Days after all such consents have been obtained.

18.4.	At completion of a Shareholder Transfer:
a.	the Seller shall deliver to the Purchaser:
i.	duly executed share transfer deeds in respect of the relevant Shares in favour of the Purchaser or such other person as the Purchaser may nominate;

ii.	the share certificates in respect of the relevant Shares or an affidavit in a form reasonably required by the Purchaser for any lost share certificates;

iii.	a legally binding undertaking by the Seller that the Shares are sold with Full Title;

iv.

in the event that the Seller is Disposing of all of the Shares held by it or is Disposing of a number of Shares which results in the Seller ceasing to have the right to appoint a member of the Board, written resignations to take effect from completion of any Directors formerly appointed to the Board or to the board of directors of a JV Subsidiary by the Seller, in each case executed as a deed and relinquishing any right (past, present or future) against the Company (or, as appropriate, the relevant JV Subsidiary) for loss of office (whether contractual, statutory or otherwise);

v.

a certified copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of all documents delivered at such completion, and a certified copy of any power of attorney under which any such document has been executed; and

vi.	any other document reasonably required by the Purchaser, including without limitation any documents and agreements required in connection with any tax obligations due upon the sale of shares.

18.5.

At completion of a Shareholder Transfer, the Purchaser shall pay the consideration in respect of the relevant Shares to the Seller by electronic transfer in immediately available cleared funds to an account nominated by the Seller.

18.6.

The Seller shall do all such other acts and/or execute all such other documents in a form satisfactory to the Purchaser as the Purchaser may reasonably require to give effect to the Disposal of Shares to it.

18.7.

At completion of a Shareholder Transfer the Purchaser(s) shall acquire (in consideration for payment to the Seller of the face value of the loan and any accrued but unpaid interest) or procure the repayment of any outstanding loans made by the Seller to the Company.

18.8.	The Parties shall procure the registration of the transfer of relevant Shares under this Clause 18 (Completion of Share Transfers) with the Company and otherwise with relevant registrars.

18.9.

The Purchaser is not obliged to complete the purchase of any of the Shares being sold under this Clause 18 (Completion of Share Transfers) unless the purchase of all such Shares is completed simultaneously.

19.	Effect of Deed of Adherence
19.1.

Each Party shall procure so far as it is legally able that, before any third party is registered as a holder of any Shares (a “New Party”), it shall first enter into a Deed of Adherence agreeing to be bound by the terms of this Agreement. On execution of a Deed of Adherence, and provided that the other requirements of this Agreement have been complied with in relation to any Disposal of Shares to it, the New Party (alone or together with other members of its Shareholder Group, to the extent applicable) shall enjoy all rights and benefits and shall be bound by all obligations under this Agreement in all respects as if it were a Party.

19.2.

A Party’s rights against a New Party pursuant to a Deed of Adherence are conditional on any Party which wishes to benefit from or enforce a Deed of Adherence agreeing that Clause 36 (Governing Law and Jurisdiction) will apply to any Deed of Adherence. Any Party seeking to benefit from or enforce a Deed of Adherence shall be deemed to have accepted such terms.

20.	Anti‑Bribery and Improper Payments
20.1.

Each Shareholder undertakes to the other Shareholder that neither it nor any member of its Shareholder Group (an “Associated Person”) shall, and the Company undertakes that neither it nor any JV Group Company shall:

a.	breach or contravene any Anti‑Bribery Laws or any applicable anti‑money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe; or

b.	without limiting the generality of Clause 20.1(a), directly or indirectly:
i.

offer, promise, or give a financial or other advantage to another person intending the advantage to induce or reward improper performance of a relevant function or activity, or where acceptance of the advantage itself constitutes such improperness;

ii.

request, agree to, or accept a financial or other advantage, and in consequence intend to induce improper performance, or where a request, agreement, or acceptance of an advantage itself amounts to improper performance, or where the advantage is paid as a reward for, or in anticipation or as a consequence of, the improper performance;

iii.

offer, promise, or give a financial or other advantage to a public official (an “Official”) or another with intent to influence the Official in his official capacity and to obtain or retain business, or a business advantage, including, without limitation, making or receiving any bribe, rebate, pay‑off, influence payment, kick‑back or other contribution or gifts contrary to Anti‑Bribery Laws; or

iv.	fail to prevent bribery by an Associated Person in order to obtain or retain business or a business advantage.

20.2.

The Company undertakes to procure that each JV Group Company maintains and regularly keeps under review on an ongoing basis adequate written anti‑corruption procedures and internal accounting controls which are designed to ensure compliance by the relevant JV Group Company and its respective directors, officers and employees with all Anti‑Bribery Laws.

20.3.	Each Party undertakes that it will give notice in writing to the Significant Shareholders and the Company of any breach of Clauses 20.1 or 20.2 above as soon as it becomes aware of such breach.

20.4.

Each Shareholder and the Company undertakes that it will implement or procure the implementation, without unreasonable delay, of any corrective measure reasonably requested by a Shareholder to remedy any breach of Clauses 20.1 or 20.2 above or to prevent similar future breaches of those Clauses.

21.	Incorporation and Authority
21.1.	Each Shareholder represents and warrants to the other Shareholder(s) and the Company that:
a.	it is duly incorporated and validly existing under its place of incorporation;

b.	it has the necessary power and authority to enter into and perform this Agreement;

c.

the execution, delivery and performance by it of this Agreement will not result in a material breach of: (i) any provision of its articles of association or equivalent constitutional documents; or (ii) any order, judgment or decree of any court or governmental or regulatory authority by which it is bound; and

d.

it is not required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement.

22.	Conflict with Articles
22.1.

The Parties agree that, to the maximum extent permitted under applicable law, this Agreement shall prevail as between the Shareholders in the event of a conflict between any provision of this Agreement and a provision of the Articles.

22.2.

Each of the Shareholders shall procure that, to the maximum extent permitted under applicable law, any conflicting provision in the Articles is amended to the extent necessary in order to give effect to the provisions of this Agreement.

23.	Confidentiality
23.1.	Except as provided in Clause 23.2, each Party shall treat as confidential:
a.	the provisions of this Agreement; and

b.	in the case of a Shareholder:
i.

except as approved by the Board from time to time, all information which it may have or acquire (whether before or after the date of this Agreement) in relation to customers, suppliers, business, assets or affairs of any JV Group Company; and

ii.

all information which it or a member of its Shareholder Group may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs of another Party which is a Shareholder or any member of that other Party’s Shareholder Group.

23.2.	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:
a.	is disclosed to:
i.

Agents of that Party or of other members of the Relevant Party’s Group (including, in the case of the FF Party, and subject to the prior approval of the BF Party (not to be unreasonably withheld) the limited partners of the FF Party), provided however, that nothing herein shall restrict the FF Party from disclosing to its limited partners information, on an aggregated basis, relating to the revenues and EBITDA of the JV Group to the extent that such information is not or is no longer material non-public information or has already been publicly announced by Bel Fuse Inc.; or

ii.	a Third Party Purchaser of Shares in accordance with the provisions of this Agreement, and/or such third party’s Agents if this is reasonably required in connection with this Agreement,

provided that such persons are required to treat that information as confidential and, in the case of disclosure to a Party’s Agents, nominee(s) to the Board or to the board of directors of a JV Subsidiary or members of the Relevant Party’s Group, that the disclosing Party is responsible for any breach of this Clause 23 (Confidentiality) by the recipient of the information;

b.

is required by law or any securities exchange or regulatory or governmental body (including any Tax authority), provided also that prior notice in writing of any information to be disclosed pursuant to this Clause 23.2 shall be given to any other Party whose confidential information is proposed to be disclosed and their reasonable comments taken into account;

c.	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or

d.	is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 23 (Confidentiality).

24.	Announcements

A Party may make an announcement in relation to this Agreement if required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that, to the extent legally permitted, prior notice in writing of any announcement required to be made is given to the Company and the Significant Shareholders, in which case such Parties shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement prior to making such announcement.

25.	Assignment

No Party may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them (otherwise than pursuant to a Disposal of Shares in accordance with the terms of this Agreement), other than to a Permitted Transferee (as defined in the Articles) of such Party. Notwithstanding any other provision of this Agreement, the BF Party may assign its rights and obligations under this Agreement and the Transaction Documents to any of its lenders or any agent acting on behalf of such lenders (collectively, the “Lenders”) as security for the BF Party’s (or its Affiliates’) obligations to the Lenders, provided that such assignment shall not release the BF Party from its obligations under this Agreement or the Transaction Agreements.

26.	Further Assurance

Each Party shall, insofar as it is able to do so and at its own cost from time to time, do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement, including:

a.

exercising all voting and other rights and powers vested in or available to it in respect of any companies, including the JV Group Companies (whether directly or indirectly and both through its holdings of Shares and through giving requisite directions and authorisations to directors and/or other officers appointed by it); and

b.	by procuring the convening of all meetings, the passing of all resolutions and the taking of all other necessary or desirable steps,

in such a way as to ensure the complete and punctual fulfilment, observance and performance of the terms of and additionally, in the case of a Party which is a Shareholder, that the Company complies with all of its obligations under, this Agreement.

27.	Entire Agreement
27.1.

This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to its subject matter.

27.2.

Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Transaction Document other than pursuant to this Agreement or the relevant Transaction Document.

27.3.

Save for any claim under or for breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against any other Party nor any of its Related Persons in connection with the transactions contemplated under this Agreement.

27.4.	In this Clause 27, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.

27.5.	Nothing in this Clause 27 (Entire Agreement) shall operate to limit or exclude any liability for fraud.

28.	Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall replace such provision with one having an effect as close as possible to the deficient provision. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

29.	Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

30.	Amendments, Remedies and Waivers
30.1.

The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Significant Shareholders and the Company, provided that such amendment, modification or waiver is notified in writing to all other Parties (if any), and provided further that any amendment of this Agreement which would be materially and/or disproportionately adverse to the economic, tax or legal position of a Party who is not a Significant Shareholder (if any) compared to the economic, tax or legal position of another Party shall require the prior written consent of each Party.

30.2.

No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

30.3.	The execution of a Deed of Adherence by any person shall not be considered a modification, amendment or waiver of any provision of this Agreement.

30.4.	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

30.5.	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

30.6.	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

30.7.

Without prejudice to any other rights or remedies that a Party may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement and that the remedies of injunction, specific performance and other equitable remedies will be available where appropriate.

31.	Third Party Rights
31.1.

Save as expressly provided in Clause 31.2, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person or entity other than the Parties and their respective permitted successors or assigns any rights or remedies under this Agreement or with respect to the transactions contemplated hereby.

31.2.

Clauses 17.3 and 17.4 and 23 (Confidentiality) are intended to benefit each JV Subsidiary and each member of a given Shareholder’s own Shareholder Group (as appropriate), and each such Clause shall be enforceable by any of them subject to the other terms and conditions of this Agreement.

31.3.	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

32.	Costs and Expenses

Except as otherwise agreed in writing between the Parties, each Party shall pay its own costs and expenses (including Taxation) in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

33.	Notices
33.1.

Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally (including by courier) or sent by email to the address or email address provided in Clause 33.3, and marked for the attention of the person specified in that Clause.

33.2.	A Notice shall be deemed to have been received:
a.	at the time of delivery if delivered personally; or

b.	at the time of transmission if sent by email, unless the sender receives an automated message that the email has not been delivered,

provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 33 (Notices) are to local time in the country of the addressee.

33.3.	The addresses for service of Notice are:

The BF Party:

Name:                            Bel Power Solutions s.r.o

Address:                         Areal ZTS 924, Dubnica Nad Vahom, Slovakia 018 41

For the attention of:       Marcel Filipek

Email address:              marcel.filipek@psbel.com

with a copy to:

Name:                          Bel Fuse Inc.

Address:                       300 Executive Drive. Suite 300, West Orange, NJ 07052

For the attention of:       Sejal Mukherjee

Email address:              Sejal.mukherjee@belf.com

The FF Party:

Name:                            FF3 Holdings, L.P.

Address:                         30 Ha’arbaa Street, Tel Aviv Israel

For the attention of:       Marc Lesnick

Email address:              marc@ffcapital.com

with a copy to (which shall not constitute notice):

Name:                          Gornitzky & Co., Advocates and Notaries

Address:                       Vitania Tel-Aviv Tower, 20 Ha’Harash St., Tel Aviv, Israel 6761310

For the attention of:       Chaim Friedland, Adv. and Assaf Harel, Adv.

Email address:              friedland@gornitzky.com, assafh@gornitzky.com

Company:

Name:                          Enercon Technologies Ltd.

Address:                       27 Yad Harutsim St., Netanya, Israel

For the attention of:       Matan Meishar

Email address:              Matan.meishar@enercon.co.il

33.4.

A Party shall notify the other Parties of any change to its details in Clause 33.3 in accordance with the provisions of this Clause 33 (Notices), provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

34.	No Partnership or Agency

The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

35.	Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

36.	Governing Law and Jurisdiction
36.1.	This Agreement, including any non‑contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with laws of the State of Israel.

36.2.

Save as expressly provided in Clauses 11 (Transfer Events), 15 (Expert) and 16 (Fair Value) and Schedule 3 (Deferred Closing Price), any claim, dispute or difference of whatever nature arising under or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non contractual obligations arising out of or in connection with this Agreement) (a “Dispute”) shall be resolved in accordance with this Clause 36.

36.3.	Any Party may notify the other parties in writing of a Dispute (a “Dispute Notice”), whereupon the parties shall attempt to resolve the Dispute.

36.4.

All Disputes that remain unresolved at least twenty (20) Business Days following the date of the service of the Dispute Notice shall be referred upon the application of any party to, and finally settled by, arbitration in accordance as set forth in section 10.3 of the Share Purchase Agreement.

36.5.

The Parties agree that an arbitral tribunal appointed hereunder or under the Share Purchase Agreement may exercise jurisdiction with respect to both this Agreement and the Share Purchase Agreement and that any such arbitrations initiated under each such agreement may be consolidated.

The governing law of this arbitration agreement shall be laws of the State of Israel.

In Witness Whereof each Party has executed and delivered this Agreement as a deed on the date which first appears above.

Schedule 1 Form of Deed of Adherence

This Deed Poll is made on [●] 20[●]

by [●], a company incorporated in [●] with registered number [●] and whose registered office is at [●] (the “New Shareholder”).

Whereas:

[(A)      [●] (the “Transferor”) proposes to transfer [●] shares of [●] each in the capital of Enercon Technologies Ltd. (the “Company”) to the New Shareholder (the “Transfer Shares”) and the New Shareholder proposes to acquire the Transfer Shares, subject to and in accordance with the terms and conditions of an agreement to be dated [●] (the “Transfer Date”) and made between the Transferor and the New Shareholder.]

[(B)      The Company proposes to allot [●] shares of [●] each in the capital of the Company to the New Shareholder.]

(C)       This Deed Poll is entered into under the terms of a shareholders’ agreement between FF3 Holdings, LP., Bel Power Solutions s.r.o and the Company dated [date] in respect of the Company, as amended, supplemented or novated from time to time (the “Shareholders’ Agreement”). Under the Shareholders’ Agreement the New Shareholder must execute a deed of adherence in the form of this Deed Poll before being registered as the holder of the Transfer Shares.

This Deed Witnesses:

1.

The New Shareholder undertakes to adhere to and be bound by the provisions of the Shareholders’ Agreement, and to perform the obligations imposed by the Shareholders’ Agreement which are to be performed on or after the Transfer Date and assume the rights and benefits of the Shareholders’ Agreement from that date, in all respects as if the New Shareholder were a party to the Shareholders’ Agreement and named in it as a Shareholder.

2.

This Deed Poll is made for the benefit of (a) the original parties to the Shareholders’ Agreement; and (b) any other person or persons who after the date of the Shareholders’ Agreement (and whether or not before or after the date of this Deed) adheres to the Shareholders’ Agreement.

3.	The notice details of the New Shareholder for the purposes of Clause 33 (Notices) of the Shareholders’ Agreement are as follows:

Name:                          [           ]

Address:                       [           ]

For the attention of:       [           ]

Email address:              [           ]

4.	This Deed Poll shall be governed by and construed in accordance with the laws of the State of Israel.

5.	The New Shareholder agrees irrevocably and for the benefit of each of the parties referred to in Clause 2 of this Deed that Clause 36 (Governing Law and Jurisdiction) shall apply to this Deed Poll.

Schedule 2 Initial BF Call Option Price
1.

The consideration for the acquisition of the Initial Call Shares, pursuant to the exercise of the Initial BF Call Option by the Initial Call Beneficiary, (“Initial BF Option Call Price”) shall be an amount equal to:

a.	twenty percent (20%) of the sum of:
i.	$400,000,000;

ii.	plus, the Final Cash as of 11:59 p.m. Israel time on the day immediately prior to the Closing Date, as set out in the Final Adjustment Report;

iii.	less, the amount of Final Indebtedness as of 11:59 p.m. Israel time on the day immediately prior to the Closing Date, as set out in the Final Adjustment Report; and

iv.

less, the amount, if any, by which the Final Net Working Capital as of 11:59 p.m. Israel time on the day immediately prior to the Closing Date, as set out in the Final Adjustment Report, is less than the Target Net Working Capital, or plus, the amount, if any, by which Final Net Working Capital as of 11:59 p.m. Israel time on the day immediately prior to the Closing Date, as set out in the Final Adjustment Report, is greater than Target Net Working Capital, as the case may be;

(the “Initial Call Base Price”)

b.	minus the aggregate of all amounts of Per Vested Option Initial Call Consideration;

c.	minus the Remaining Warrant Initial Call Amount;

(the result being the “Initial Call Beneficiary Consideration Portion”)

d.

plus an amount equivalent to interest of six percent (6%) per annum on the Initial Call Beneficiary Consideration Portion calculated from the Closing Date until the payment date of the consideration relating to the Initial BF Call Option;

e.

less an amount equivalent to the sum of any dividends or similar payments made to the FF Party in relation to the Initial Call Shares in the period between Closing and the acquisition of the Initial Call Shares by the Initial Call Beneficiary (including an amount equivalent to interest of six percent (6%) per annum from the date of payment of the relevant dividend until the payment date of the consideration relating to the Initial BF Call Option).

2.	Certain Definitions
a.

“Per Vested Option Initial Call Consideration” means with respect to each Vested Company Option, an amount equal to (i) the sum of the Initial Call Base Price plus the aggregate exercise price of all Vested Company Options that are in the money plus the Remaining Warrant Total Exercise Price; divided by (ii) the sum of the Initial Call Shares plus all of the Vested Company Options that are in the money plus the Remaining Warrant Shares.

b.	“Remaining Warrant Initial Call Amount” means (i) the Remaining Warrant Initial Consideration; minus (ii) the Remaining Warrant Total Exercise Price.

c.

“Remaining Warrant Initial Consideration” means, an amount equal to (a) 3,000 multiplied by (b) (i) the sum of the Initial Base Price, plus the aggregate exercise price of all Vested Company Options that are in the money plus the Remaining Warrant Total Exercise Price; divided by (ii) the sum of the Initial Call Shares plus all of the Vested Company Options that are in the money plus the Remaining Warrant Shares.

d.	“Remaining Warrant Total Exercise Price” means $2,070.

Schedule 3 Deferred Closing Price
1.	In this Schedule:

“Deferred Closing Balance Sheet Amount” means an amount equal to:

a.	the Final Deferred Closing Cash as of the Deferred Closing Effective Time, as set out in the Final Deferred Closing Adjustment Report;

b.	less, the amount of Final Deferred Closing Indebtedness as of the Deferred Closing Effective Time, as set out in the Final Closing Adjustment Report; and

c.

less, the amount, if any, by which the Final Deferred Closing Net Working Capital as of the Deferred Closing Effective Time, as set out in the Final Deferred Closing Adjustment Report, is less than the Target Net Working Capital, or plus, the amount, if any, by which Final Deferred Closing Net Working Capital as of the Deferred Closing Effective Time, as set out in the Final Deferred Closing Adjustment Report, is greater than Target Net Working Capital, as the case may be;

“Deferred Closing Effective Time” means 11:59 p.m. Israel time on the day immediately prior to the Deferred Closing;

“Per Vested Option Deferred Consideration” means with respect to each Vested Company Option, an amount equal to (i) the sum of the Deferred Purchase Price plus the aggregate exercise price of all Vested Company Options that are in the money plus the Remaining Warrant Total Exercise Price; divided by (b) the sum of the Deferred Call Shares or Deferred Put Shares (as applicable) plus all of the Vested Company Options that are in the money plus the Remaining Tmura Warrant Shares.

“Remaining Warrant Deferred Call Amount” means (i) the Remaining Warrant Deferred Consideration; minus (ii) Remaining Warrant Total Exercise Price.

“Remaining Warrant Total Exercise Price” means $2,070.

“Remaining Warrant Deferred Consideration” means, an amount equal to (a) 3,000 multiplied by (b) (i) the sum of the Deferred Purchase Price, plus  the aggregate exercise price of all Vested Company Options that are in the money plus the Remaining Warrant Total Exercise Price; divided by (ii) the sum of the Deferred Call Shares or Deferred Put Shares (as applicable) plus all of the Vested Company Options that are in the money plus the Remaining Warrant Shares.

2.

Subject to paragraphs 3 and 4 of this Schedule 4, in relation to the acquisition of the Deferred Call Shares or Deferred Put Shares (as applicable) pursuant to the exercise of the Deferred Call Option or Deferred Put Option (as applicable), the consideration shall be an amount equal to:

a.	twenty percent (20%) of the sum of:
i.	an amount equal to 10.65 multiplied by the 2026 EBITDA, as agreed or determined pursuant to the Share Purchase Agreement;

ii.	plus, the Deferred Closing Balance Sheet Amount;

(for the purposes of the calculations in paragraph 1 of this Schedule 3 in relation to this paragraph 2, the “Deferred Purchase Price”)

b.	minus the aggregate of all amounts of Per Vested Option Deferred Consideration; and

c.	minus the Remaining Warrant Deferred Call Amount;

3.

Subject to paragraph 4 of this Schedule 3, upon the occurrence of an Acceleration Event and the consequent acceleration of the Deferred Closing pursuant to Clause 13.13 of this Agreement, the “Deferred Closing Price” shall instead be calculated as follows:

a.	if an Acceleration Event is triggered by the BF Party entering into a transaction (as set out in Clause 13.13(a)), the “Deferred Closing Price” shall be the greater of:

i.

10.65 multiplied by the last twelve months (“LTM”) adjusted EBITDA (“LTM EBITDA”) multiplied by twenty percent (20%) (provided, however, that if the transaction occurs after 30 June in the relevant calendar year, such calculation will use the then budgeted EBITDA of the Company Group for such current year rather than LTM EBITDA) (in either case, the resulting product being the “Acceleration EBITDA Amount”):

A.	plus, twenty percent (20%) of the Deferred Closing Balance Sheet Amount;

(for the purposes of the calculations in paragraph 1 of this Schedule 3 in relation to this paragraph 3(a), the “Deferred Purchase Price”)

B.	minus the aggregate of all amounts of Per Vested Option Deferred Consideration; and

C.	minus the Remaining Warrant Deferred Call Amount; or

ii.	the value of the FF Party’s holdings based on the same price per share as the purchase price paid for the BF Party’s shares in the Company (the “Acceleration Tag Along Amount”); or

b.

if an Acceleration Event is triggered by Dan Bernstein selling twenty five percent (25%) or more of his shares, or any third party acquires a majority controlling interest, in Bel Fuse Inc. (provided that in each case no such acceleration shall be deemed to occur as a result of any direct or indirect transfer of shares in Bel Fuse Inc. occurring upon or as a consequence of the death or permanent incapacity of Dan Bernstein), the “Deferred Closing Price” shall be an amount equal to:

i.	the Acceleration EBITDA Amount:

ii.	plus, twenty percent (20%) of the Deferred Closing Balance Sheet Amount;

(for the purposes of the calculations in paragraph 1 of this Schedule 3 in relation to this paragraph 3(b), the “Deferred Purchase Price”)

iii.	minus the aggregate of all amounts of Per Vested Option Deferred Consideration; and

iv.	minus the Remaining Warrant Deferred Call Amount.

Where paragraph 3 requires LTM EBITDA to be calculated, EBITDA shall be calculated for by reference to the last 12 calendar months of management accounts which have been prepared by the Company Group prior to the Acceleration Event in accordance with the Share Purchase Agreement, mutatis mutandis.

4.	The Deferred Closing Price payable pursuant to paragraph 2 or paragraph 3 above shall be subject to the following limitations:

a.	the Deferred Closing Price payable on a per-share basis shall not:

i.

exceed one hundred and thirty five percent (135%) of an amount equal to: (A) the per-share consideration received by the Sellers at the Closing (as adjusted pursuant to Section 2.7 of the Share Purchase Agreement) plus (B) all Earnout Payments received on a per-share (i.e. the shares sold at the Closing) basis by the Sellers following the Closing; or

ii.

be less than seventy five percent (75%) of an amount equal to: (A) the per-share consideration received by the Sellers at the Closing (as adjusted pursuant to Section 2.7 of the Share Purchase Agreement); plus (B) all Earnout Payments received on a per-share (i.e. the shares sold at the Closing) basis by the Sellers following the Closing.

5.	For the purposes of calculating the Deferred Closing Balance Sheet Amount:
a.

the provisions of section 2.7 of the Share Purchase Agreement (excluding the effect of clauses 2.1 to 2.4 of the SPA Amendment) shall apply mutatis mutandis and references in section 2.7 of the Share Purchase Agreement to “Closing” shall be read as references to the “Deferred Closing”; provided, however, that references to “Accounting Principles” shall be read as references to US GAAP;

b.

“Final Deferred Closing Adjustment Report” means the Adjustment Report prepared in relation to the Deferred Closing pursuant to this paragraph 5, as agreed to by the parties or as determined by the Independent Accounting Firm;

c.	“Final Deferred Closing Cash” means the Cash as at the Deferred Closing Effective Time, as adjusted, if at all, in the Final Deferred Closing Adjustment Report;

d.	“Final Deferred Closing Indebtedness” means the Indebtedness as at the Deferred Closing Effective Time, as adjusted, if at all, in the Final Deferred Closing Adjustment Report; and

e.	“Final Deferred Closing Net Working Capital” means the Net Working Capital as at the Deferred Closing Effective Time, as adjusted, if at all, in the Final Deferred Closing Adjustment Report.

f.	“Sellers” has the meaning given to such term in the Share Purchase Agreement.

6.

For purposes of calculating the Deferred Closing Price under this Schedule 3, the calculation of EBITDA, Final Deferred Cash, Final Deferred Closing Indebtedness and Final Deferred Closing Net Working Capital shall be adjusted to disregard the effects of the acquisition of any business by the Company following the Closing.

7.

Any material changes following the date of the Closing implemented by the Company in or of any accounting policies or management estimations applied in calculating the financial performance or operations of the Company shall be discussed between the Significant Shareholders and the Company.  No changes to any accounting policies relating to inventory shall be taken into account for the purposes of calculating EBITDA or the Deferred Closing Balance Sheet Amount.

Schedule 4 Option Protection Matters
1.	Making any fundamental change in the overall nature of the business of the Company and the Company Group;

2.	Other than issuances by the Company in accordance with the Articles and any intra-group transactions among members of the Company Group, creating, allotting or issuing any share capital to any Person;

3.	Reducing share capital, purchasing or redeeming any share capital or varying the rights attaching to any class of shares of the Company;

4.	Acquiring or disposing of all or a material part of the Company Group;

5.	Amending the Articles;

6.

Proposing or taking any steps to wind-up or liquidate (or any analogous action) in relation to the Company or any material subsidiary of the Company (other than any internal intra-group reorganisation);

7.	Entering into, modifying or terminating any related party transactions with any Shareholder or its Affiliates, other than in the ordinary course of business and on commercial arm’s length terms;

8.	Implementing new, or increasing existing, management/key employee incentive programs/entitlements, or bonuses that are not in accordance with past practices, plus 10% per annum;

9.	Raising of additional funds, other than through shareholder loans in accordance with the terms of the Shareholders Agreement;

10.	Hiring a Chief Executive Officer or Chief Financial Officer;

11.	Approval of annual 2025 budget of the Company or changes thereto and an aggregate deviation of 10% or more from the annual 2025 budget;

12.	Approval of annual 2026 budget of the Company and any deviations from it representing a budgeted 2026 EBITDA (as defined in the Shareholders Agreement) of less than $49 million;

13.

Approval of the annual 2027 budget of the Company for the period following the annual 2026 budget until the expiry of the Deferred Exercise Period (or where the Deferred Put Option or Deferred Call Option has been exercised, prior to the Deferred Closing Date), with respect to any deviations from prior budgets which will result in the reduction of the Company's cash reserves by more than 10% from the prior fiscal year.

14.	Acquiring a new business with annual losses of $10,000,000 or above, disposing of any business, or merging with another business;

15.	Appointment of auditors or dismissal thereof, that is not a member of the “Big5”;

16.

Any capital investment or expenditure in excess of $4,000,000 per annum (excluding any capital investment or expenditure which is reasonably required as a result of damage or destruction occurring or which is otherwise reasonably required to allow the Company Group to continue its ordinary course operations); or

17.	Entry into an agreement, commitment or arrangement in respect of any of the above.

Schedule 5 Restricted Investments

[***]

FF3 HOLDINGS, L.P.

By its General Partner: Fortissimo Capital Fund III, GP, L.P.

By its General Partner: Fortissimo Capital 3 Management (GP), Ltd.

By:      /s/Marc Lesnick

Name: Marc Lesnick

Title:   Authorized Signatory

BEL POWER SOLUTIONS S.R.O

By:      /s/Marcel Filipek

Name: Marcel Filipek

Title:   Authorized Signatory

ENERCON TECHNOLOGIES LTD.

By:      /s/Matan Meishar

Name: Matan Meishar

Title:   CFO